Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PIPELINE FOODS, LLC

AND

SUNOPTA GRAINS AND FOODS INC.

DATED AS OF FEBRUARY 22, 2019

Exhibit 2.1

Execution Version

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1
1.1	Definitions	1
1.2	Interpretation	10

ARTICLE 2.	PURCHASE AND SALE OF PURCHASED ASSETS	11
2.1	Purchased Assets.	11
2.2	Excluded Assets.	12
2.3	Assumed Liabilities.	13
2.4	Excluded Liabilities.	13
2.5	Purchase Price; Payment of Purchase Price.	13
2.6	Post-Closing Adjustment.	13
2.7	Closing.	15
2.8	Transfer Taxes.	17
2.9	Assignment of Assets.	17
2.10	Withholding.	17

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLER	18
3.1	Organization and Qualification.	18
3.2	Authority Relative to this Agreement.	18
3.3	No Conflict	19
3.4	Filings and Consents.	19
3.5	Intellectual Property.	19
3.6	Environmental and Safety Matters	21
3.7	Compliance with Laws.	22
3.8	Assets.	22
3.9	Claims and Proceedings.	23
3.10	Contracts.	23
3.11	Affiliated Transactions.	25
3.12	No Broker	25
3.13	Taxes and Tax Returns.	26
3.14	Real Property.	27
3.15	Customers; Suppliers.	27
3.16	Employees	28
3.17	Employee Benefit Plans.	28
3.18	Financial Information; Absence of Undisclosed Liabilities.	29
3.19	Absence of Certain Changes or Events.	30
3.20	Permits.	31
3.21	Food Regulatory Compliance.	31
3.22	Product Liability.	32
3.23	Insurance	33
3.24	Accounts Receivable.	33
3.25	Inventory	33
3.26	No Additional Representations.	33

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ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	33
4.1	Formation and Qualification.	33
4.2	Authority Relative to this Agreement.	34
4.3	No Conflict	34
4.4	Required Filings and Consents.	34
4.5	No Broker	34
4.6	Availability of Funds.	34
4.7	Litigation	35
4.8	Independent Investigation.	35
4.9	Solvency	35
4.10	No Additional Seller Representations	35

ARTICLE 5.	COVENANTS	35
5.1	Conduct of Business.	35
5.2	Efforts to Consummate Closing.	36
5.3	Pre-Closing Access.	36
5.4	Contact.	37
5.5	Confidentiality; Publicity.	37
5.6	Further Assurances	38
5.7	Taxes and Tax Returns.	38
5.8	Trade Names.	38
5.9	Wrong Pockets.	38
5.10	Restrictive Covenants.	39
5.11	Expenses.	40
5.12	Third Party Consents.	40
5.13	Allocation of Purchase Price.	41
5.14	Tax Clearance Certificates	41
5.15	Employee Matters.	41
5.16	Post-Closing Access	42
5.17	Financing	43
5.18	R&W Insurance Policy.	44
5.19	Title	44
5.20	Casualty	44
5.21	Environmental Matters	44

ARTICLE 6.	CONDITIONS PRECEDENT	45
6.1	Mutual Conditions.	45
6.2	Conditions to Obligations of Purchaser.	45
6.3	Conditions to Obligations of Seller.	46
6.4	Frustration of Closing Conditions.	46

ARTICLE 7.	TERMINATION	46
7.1	Termination	46
7.2	Effect of Termination.	47

ARTICLE 8.	INDEMNIFICATION	47
8.1	Survival	47

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8.2	Indemnification by Seller.	47
8.3	Indemnification by Purchaser.	49
8.4	Procedures for Indemnification.	49
8.5	R&W Insurance Cooperation.	51
8.6	Treatment of Indemnity Payments.	51
8.7	Remedies Exclusive.	51
8.8	Waiver of Subrogation.	51

ARTICLE 9.	GENERAL	51
9.1	Notices.	51
9.2	Severability; Parties in Interest.	52
9.3	Assignment.	52
9.4	Governing Law.	52
9.5	Specific Performance.	53
9.6	Consent to Jurisdiction.	53
9.7	Waiver of Jury Trial.	53
9.8	Headings; Interpretation	53
9.9	Counterparts; Facsimiles.	53
9.10	Entire Agreement.	54
9.11	Waivers and Amendments; Non-Contractual Remedies; Preservation of
	Remedies	54
9.12	Schedules.	54

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Forms of Intellectual Property Assignments
Exhibit D	Form of Supply Agreement
Exhibit E	Closing Working Capital Statement and Example Working Capital Calculation
Exhibit F	Accounting Principles
Exhibit G	Form of Excluded Real Property Lease Agreement
Exhibit H	Form of Trademark License
Exhibit I	Form of Transition Services Agreement

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of February 22, 2019 by and among Pipeline Foods, LLC, a Delaware limited liability company (“Purchaser”), and SunOpta Grains and Foods Inc., a Minnesota corporation (“Seller”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

     A. Seller owns certain rights and assets used in Seller’s conduct of the Business.

     B. Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Liens other than the Permitted Liens, all of Seller’s right, title and interest in and to the rights and assets used in the Business (the “Acquisition”).

     C. Purchaser agrees to assume certain liabilities and obligations of the Business.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in this Article 1.

     “Accounting Principles” shall mean the accounting methodologies, practices and principles set forth on Exhibit F.

     “Accounts Receivable” has the meaning set forth in Section 2.1(a)(x).

     “Acquired Copyrights” shall mean the Copyrights included in the Purchased Assets.

     “Acquired Intellectual Property” shall have the meaning given to such term in Section 2.1(a)(vii).

     “Acquired Patents” shall mean the Patents included in the Purchased Assets.

     “Acquired Real Property” means the Real Property that is not the Excluded Real Property.

     “Acquired Trade Secrets” shall mean the Trade Secrets included in the Purchased Assets.

     “Acquired Trademarks” means the Trademarks included in the Purchased Assets.

     “Acquisition” shall have the meaning given to such term in the Recitals.

     “Action” means any civil, criminal or administrative litigation, claim, action, suit, arbitration, hearing, notice of violation, citation, summons or subpoena or other similar proceeding, whether at law or in equity.

     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, Seller’s Affiliates will include SunOpta Inc. and all of its Subsidiaries and will not include Oaktree Capital Management, L.P. and its other portfolio companies.

     “Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto.

     “Allocation Statement” shall have the meaning given to such term in Section 5.13.

     “Assumed Contracts” shall have the meaning given to such term in Section 2.1(a)(viii).

     “Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

     “Assumption Agreement” shall mean the Assumption Agreement substantially in the form of Exhibit A attached hereto.

     “Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit B attached hereto.

     “Business” means the business of procurement, handling, processing, sale, distribution, marketing and support of the Products as currently conducted by Seller at the Real Property, including through retained third-party processors or designated trans-loading locations.

     “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Minneapolis, Minnesota are required to be closed or are closed generally.

     “Business Employees” shall mean those employees of Seller identified on Schedule 3.16(a) who are employed by Seller primarily in connection with the Business on the date hereof (including employees on vacation/paid time off, disability leave or other leave of absence).

     “Business Names” means the following trade names: “SunOpta”, “Sunrich” and “Sunrich Naturals”.

     “Closing” shall have the meaning given to such term in Section 2.7.

     “Closing Date” shall have the meaning given to such term in Section 2.7.

     “Closing Purchase Price” shall have the meaning given to such term in Section 2.4(a).

     “Closing Statement” shall have the meaning given to such term in Section 2.5(a) .

     “Closing Working Capital” shall mean Seller’s good faith estimate of the Working Capital as of February 2, 2019, attached hereto in Exhibit E.

     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

     “Company Plans” shall have the meaning given to such term in Section 3.17(a) .

     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 9, 2016, by and between AMERRA Capital Management LLC and SunOpta Inc., as amended by that certain Amendment to the Confidentiality Agreement, dated as of September 10, 2018, by AMERRA Capital Management, LLC and SunOpta Inc. and by that certain Exclusivity Agreement, dated as of January 8, 2019, among Purchaser, Seller, AMERRA Capital Management LLC and SunOpta Inc.

     “Contracts” means all written or unwritten agreements, including contracts, agreements, arrangements, commitments, undertakings, leases and guarantees.

     “Data Room” means that certain electronic data room established by the Seller through Intralinks, which contains due diligence documents and information about the Seller.

     “Employment Transition Date” shall have the meaning given to such term in Section 5.15(a).

     “End Date” shall have the meaning given to such term in Section 7.1(b)(i).

     “Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

     “Environmental Laws” means, whenever enacted and in effect, all applicable foreign, United States federal, state, and local statutes, regulations, ordinances, codes and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in any case concerning pollution, protection of the environment or natural resources, Hazardous Materials, and protection of human health and safety and worker health and safety.

     “Environmental Notice” means any written notice (a) of any pending or threatened Action, any potential or actual violation, any potential responsible party status, infraction or Liability under Environmental Law or any Environmental Permit, (b) of any threatened or pending claim, citation, complaint (including with respect to dust, odor, noise, property or natural resource damage or personal injury), order, or request for information arising under or related to Environmental Law or any Environmental Permit, or (c) of any actual or alleged Release of Hazardous Materials relating to the Business, the Purchased Assets or the Real Property.

     “Environmental Permits” shall have the meaning given to such term in Section 3.6(b).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

     “Excluded Assets” shall have the meaning given to such term in Section 2.2.

     “Excluded Real Property” means the Real Property located in Blooming Prairie, Minnesota.

     “Excluded Real Property Lease Agreement” means the lease agreement, between Purchaser and Seller, for Purchaser’s lease of the Excluded Real Property for the two-year period following Closing, in the form of Exhibit G.

     “FDA” means the U.S. Food and Drug Administration.

     “FFDCA” shall have the meaning given to such term in Section 3.21(f).

     “Final Purchase Price” shall have the meaning given to such term in Section 2.4(b).

     “Final Working Capital” shall have the meaning given to such term in Section 2.6(c).

     “Financial Statements” shall have the meaning given to such term in Section 3.18(a).

     “Fundamental Representations” shall have the meaning given to such term in Section 8.1.

      “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

     “Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

     “Hazardous Materials” means any substance, material or waste, regardless of physical form or concentration, that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, or reactive, or otherwise deleterious to living things or the environment, (b) is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Law, or (c) as to which liability or standards of conduct may be imposed pursuant to any Environmental Law.

     “Indebtedness” means, as applied to any Person, (a) indebtedness of such Person for borrowed money, (b) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (c) indebtedness or obligation of such Person for the deferred purchase price of property or services with respect to which such Person is liable (other than trade payables and other current liabilities), (d) indebtedness guaranteed by such Person (including guarantees in form of an agreement to repurchase or reimburse and contingent obligations with respect to letters of credit), (e) obligations under capitalized leases (but not any operating leases) with respect to which such Person is liable, (f) any outstanding reimbursement obligations with respect to drawn letters of credit, (g) all net payment obligations of such Person pursuant to any agreement in respect of interest rate protection, currency swaps, caps, collars and similar agreements or hedging devices, and (h) any accrued interest, penalties or prepayment fees related to the foregoing.

     “Indemnitee” shall have the meaning given to such term in Section 8.4(a).

     “Indemnitor” shall have the meaning given to such term in Section 8.4(a) .

     “Independent Expert” means an independent public accounting firm mutually acceptable to the Parties that has not provided material services to any Party or its Affiliates during the prior three-year period.

     “Intellectual Property Assignments” shall mean the Intellectual Property Assignments by and between Seller and Purchaser substantially in the form of Exhibit C attached hereto.

     “Interest” shall have the meaning given to such term in Section 2.8.

     “Inventory” means (a) all raw materials used in the development of the Products owned by Seller, including packaging, and (b) all partially completed, work-in-process and finished Products owned by Seller, in each case, as of the Closing Date and located at the Real Property.

     “IP Contracts” shall have the meaning given to such term in Section 2.1(a)(viii).

     “Knowledge of Purchaser” (or any similar phrase or qualification based on Purchaser’s knowledge) means the actual knowledge of each of the executive officers of Purchaser, and what such individuals should reasonably have known serving in the capacities in which such individuals serve.

     “Knowledge of Seller” (or any similar phrase or qualification based on Seller’s knowledge) means the actual knowledge of each of David J. Colo, Robert McKeracher, John Ruelle, Karrisa Gehring and Laverne Klecker, and what each such individual should reasonably have known serving in the capacity in which such individual serves.

     “Latest Financials” shall have the meaning given to such term in Section 3.18(a) .

     “Law” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

     “Liability” means any liability, indebtedness, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees).

     “Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), pledge, charge, community property interest, easement, encroachment, security interest or similar restriction or right, option, or encumbrance.

     “Losses” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including reasonable attorneys’ fees) actually suffered or incurred by such Person. Losses shall not include punitive or exemplary damages, except to the extent awarded in a Third Party Claim.

     “Material Adverse Effect” means any change, event, effect, circumstance, state of facts or development (or combination of the foregoing) which, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, financial condition or results of operations of the Business and the Real Property (taken as a whole) or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby; provided, however, no such change, impact, event, effect, circumstance, state of facts or development resulting from or arising in connection with the following shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect: (i) changes or conditions affecting generally the industries in which the Business operates, (ii) changes or conditions affecting the economy as a whole or capital, financial, banking or securities markets generally in the United States, (iii) the announcement, declaration, commencement, occurrence, continuation, threat or worsening of any war or armed hostilities, any act or acts of terrorism or any other national or international political or social event or condition, (iv) any failure to meet any projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that any changes, events, effects, circumstances, states of facts or developments giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (v) the reaction (including subsequent actions) of any Person not a Party to any transaction contemplated herein (including the announcement thereof), (vi) any change in GAAP or other accounting requirement or principle required to be adopted after the date of this Agreement or any change or anticipated change in applicable Law or the interpretation thereof, (vii) any action required to be taken under any applicable Law, (viii) any natural disaster or other acts of God, (ix) any action expressly required or permitted to be taken pursuant to this Agreement or any other Transaction Document, or (x) any event, occurrence or circumstance with respect to which Purchaser has Knowledge as of the date hereof; provided, that, any of the matters set forth in clauses (i), (ii), (iii), (vi), (vii) and (viii) shall be taken into account in determining whether there is a Material Adverse Effect to the extent that any such effect has a disproportionate adverse effect on the Business (as compared to other businesses operating in the industries in which the Business operates).

     “Material Contract” shall have the meaning given to such term in Section 3.10(b).

     “Material Customer” shall have the meaning given to such term in Section 3.15(a).

     “Material Vendor” shall have the meaning given to such term in Section 3.15(b).

     “Notice of Disagreement” shall have the meaning given to such term in Section 2.5(a).

     “Objections” shall have the meaning given to such term in Section 5.19(b).

     “Operating Leases” shall have the meaning given to such term in Section 2.1(a)(viii).

     “Orders” shall have the meaning given to such term in Section 3.7.

     “Party” or “Parties” shall have the meaning given to such terms in the preamble of this Agreement.

     “Pending Customer Purchase Orders” shall have the meaning given to such term in Section 2.1(a)(viii).

     “Pending Vendor Purchase Orders” shall have the meaning given to such term in Section 2.1(a)(viii).

     “Permits” shall have the meaning given to such term in Section 3.20.

     “Permitted Liens” means (a) Liens for current Taxes not yet due or being contested in good faith and for which there are adequate reserves on the books in accordance with GAAP; (b) minor imperfections of title and encumbrances that do not impair the value or interfere with the present or continued use of such property or asset; (c) with respect to the Real Property, matters disclosed by a title insurance commitment covering such Real Property, other than any mortgages, judgments or mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s liens or similar Liens other than the exceptions described in clause (h) below; (d) Liens created by the express terms of any Assumed Contract; (e) Liens arising under any original purchase price conditional sales contract or equipment lease; (f) easements, covenants, conditions or restrictions of public record (without effective forfeiture provisions); (g) zoning or other governmentally established Liens, provided that violation thereof does not materially and adversely affect the use or operation of the Acquired Real Property; or (h) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s liens or similar Liens arising or incurred in the ordinary course of business of the applicable Person that secure any amount that is not overdue for a period of more than 90 days pursuant to an Assumed Contract.

     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association, entity or Governmental Authority.

     “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

     “Products” means the specialty grain products, proprietary seed, and ag inputs processed, handled, distributed or held at the Real Property or through retained third-party processors or designated trans-loading locations, and sold to a customer during the previous three (3) calendar years, as set forth on Schedule 1.1.

     “Proprietary Rights” shall mean all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures, and statutory invention registrations, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and reexaminations thereof and any patents and patent applications claiming priority from any of the foregoing (collectively, “Patents”); (b) common law and registered trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, and pending registrations and applications therefore, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (c) registered and unregistered copyrights and copyrightable works and pending registrations and applications therefor (collectively, “Copyrights”); (d) trade secrets and confidential information (including know-how, inventions, and inventions disclosures, whether or not patented or reduced to practice, ideas, formulae, compositions, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (e) computer software and software systems (including data, source code and object code, databases and related documentation); and (f) all product marketing clearances, approvals, and licenses.

     “Purchased Assets” shall have the meaning given to such term in Section 2.1(a).

     “Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

     “Purchaser Indemnified Party” shall have the meaning given to such term in Section 8.2(a).

     “R&W Insurance Policy” shall have the meaning given to such term in Section 5.18.

     “Real Property” means real property owned by Seller wherever located that is Related to the Business, including any buildings, structures and improvements located on any such real property. The Real Property is set forth on Schedule 3.14(a).

     “Registered Intellectual Property” shall have the meaning given to such term in Section 3.5(a).

     “Related to the Business” means used exclusively in or related exclusively to the Business as currently conducted.

     “Relationship” means, with respect to any Material Customer or Material Vendor, the business interactions of such Material Customer or Material Vendor, as applicable, with Seller in the ordinary course of business consistent, in all material respects, with the terms and conditions of any Contract, purchase order or invoice governing such business interactions.

     “Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of Hazardous Material into the environment or any structure of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing Hazardous Material.

     “Relevant Acquisition” shall have the meaning given to such term in Section 5.10(d).

     “Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

     “Restricted Business” shall have the meaning given to such term in Section 5.10(a).

     “Restricted Period” shall have the meaning given to such term in Section 5.10(a).

     “Retained Interest” shall have the meaning given to such term in Section 2.9.

     “Retention Amount” means an amount equal to the retention amount identified in the R&W Insurance Policy.

     “Sales Contracts” shall have the meaning given to such term in Section 2.1(a)(viii) .

     “Seller” shall have the meaning given to such term in the preamble of this Agreement.

     “Seller Change of Control” means, in one or more related transactions, (a) the sale of all or substantially all the assets of Seller or SunOpta Inc.; (b) any merger, consolidation or acquisition of Seller or SunOpta Inc. with, by or into another Person; or (c) any change in the ownership of more than 50% of the voting capital stock of Seller or SunOpta Inc.

     “Seller Indemnified Party” shall have the meaning given to such term in Section 8.3(a).

     “Subsidiary” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.

     “Supply Agreement” shall mean a Supply Agreement between Seller and Purchaser to be executed in connection with Closing in the form attached hereto as Exhibit D.

     “Target Working Capital” means an amount equal to $9,000,000.00.

     “Taxes” means: (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (c) liability for the payment of any amounts described in clause (a) or (b) as a result of transferee or successor liability, a tax sharing or tax indemnity agreement or other express or implied obligation to indemnify any person, or otherwise by operation of Law; and (d) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (a), (b) or (c).

     “Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

     “Territory” shall have the meaning given to such term in Section 5.10(a) .

     “Third Party Claim” shall have the meaning given to such term in Section 8.4(b).

     “Trademark License” shall mean the Trademark License Agreement substantially in the form of Exhibit H attached hereto.

     “Tradin Organic” shall have the meaning given to such term in Section 5.10(c).

     “Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition (including exhibits and schedules thereto), including the Intellectual Property Assignments, the Supply Agreement, the Excluded Real Property Lease Agreement, the Trademark License, the Transition Services Agreement, the Bill of Sale and the Assumption Agreement.

     “Transfer Taxes” shall have the meaning given to such term in Section 5.11.

     “Transferred Employees” shall have the meaning given to such term in Section 5.15(a).

     “Transition Services Agreement” shall mean the Transition Services Agreement substantially in the form of Exhibit I hereto.

     “Vendor Contracts” shall have the meaning given to such term in Section 2.1(a)(viii).

     “Working Capital” means the difference between the current assets included in the Purchased Assets (excluding, for the avoidance of doubt, any inter-company receivables relating to the shipment of Products from the Real Property to Seller or its Affiliates) less the current liabilities included in the Assumed Liabilities, in each case calculated in accordance with GAAP on a basis consistent with the methodologies, practices and principles used to prepare the balance sheet included in the Latest Financials and the Accounting Principles (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereunder). In determining total current assets and total current liabilities hereunder, all proper adjustments shall be made in accordance with GAAP on a basis consistent with the methodologies, practices and principles used to prepare the balance sheet included in the Latest Financials and the Accounting Principles. An illustrative example of the calculation of Working Capital is set forth on Exhibit E, provided that such example is for demonstrative purposes only and to the extent of any conflict between the definition herein and such Exhibit E, the definition herein shall govern.

     1.2 Interpretation. Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be inclusive. All references to “$” or dollars shall be deemed references to United States dollars.

ARTICLE 2. PURCHASE AND SALE OF PURCHASED ASSETS

     2.1 Purchased Assets.

          (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in and to all of the assets, properties, leases, rights, claims, and Contracts Related to the Business (except as set forth in Section 2.2) (collectively, the “Purchased Assets”), including the following:

(i)

all personal property and interests therein Related to the Business, including any mobile grain storage facilities, processing equipment, furniture, office equipment (including computers and printers), communications equipment and other tangible personal property and interests therein owned, licensed or leased by Seller, including those set forth on Schedule 2.1(a)(i);

(ii)

all books and records and data necessary to operate the Business (or (1) in the case of any such books and records that are not exclusively used in the Business, a copy of such books and records, and (2) in the case of data that resides on servers that are not Purchased Assets, a copy of such data in a format usable by Purchaser), including any and all product specifications, developments, improvements, revisions or modifications;

(iii)	all benefits associated with any pre-paid expenses Related to the Business but not any insurance policies (but excluding any Tax refunds);

(iv)	all goodwill and other intangible properties Related to the Business;

(v)

all (A) customer contact lists (including any marketing lists or lists used for the purpose of developing new customers) and related contact information, (B) customer pricing lists, (C) vendor contact information and (D) vendor pricing lists, in each case, utilized in the Business as of the Closing;

(vi)	the Inventory;

(vii)	all Proprietary Rights related to the Business, including those set forth on Schedule 2.1(a)(vii) (collectively, the “Acquired Intellectual Property”);

(viii)

all rights of Seller (A) under Contracts with its customers for the sale or provision of Products (the “Sales Contracts”), (B) under Contracts with its vendors for the supply of Inventory (the “Vendor Contracts”), (C) under unpaid purchase orders with its vendors for the supply of Inventory that has not been received by Seller as of the Closing (the “Pending Vendor Purchase Orders”), (D) under customer purchase orders that have not been invoiced and have not been fulfilled by Seller as of the Closing (the “Pending Customer Purchase Orders”), (E) under Contracts regarding or concerning the Acquired Intellectual Property (“IP Contracts”), and (F) the operating leases set forth on Schedule 2.1(a)(viii) (the “Operating Leases”); in each case, Related to the Business and including those Material Contracts set forth on Schedule 2.1(a)(viii) (the Sales Contracts, Vendor Contracts, Pending Vendor Purchase Orders, Pending Customer Purchase Orders, IP Contracts, Operating Leases and other Contracts set forth on Schedule 2.1(a)(viii) are sometimes hereinafter referred to, collectively, as the “Assumed Contracts”);

(ix)	the Acquired Real Property;

(x)

all accounts, notes and other receivables (including unbilled receivables) arising out of the sale by Seller of goods, services or products of the Business, excluding inter-company receivables from Seller or its Affiliates (“Accounts Receivable”);

(xi)	all other current assets Related to the Business included in the Closing Working Capital Statement, but excluding all cash and cash equivalents;

(xii)

all rights (including rights of recovery, rights of set off and rights of recoupment), claims, credits, defenses, causes of action (including counterclaims), choses in action and all other rights to bring any Action at law or in equity or to the extent arising out of or relating to any Purchased Asset or any Assumed Liability and not arising out of or relating to any Excluded Liability;

(xiii)

all transferable licenses, governmental authorizations and other Permits and Environmental Permits required to own or operate the Purchased Assets and the Real Property or otherwise Related to the Business;

(xiv)	the assets listed on Schedule 2.1(a)(xiv); and

(xv)	all other right, title and interest in and to all of the assets, properties, leases, rights, claims and Contracts Related to the Business (except as set forth in Section 2.2).

     2.2 Excluded Assets. All of Seller’s assets not referred to in Section 2.1 above, including any assets not Related to the Business, any cash and cash equivalents of Seller, the Business Names, any insurance policies of Seller and its Affiliates, Seller’s corporate books and records, the Excluded Real Property, any computer software and software systems not listed on Schedule 2.1(a)(vii), the retention agreements identified on Schedule 3.10(b)(vii), and any rights of Seller under this Agreement or the Transaction Documents (collectively, the “Excluded Assets”), shall not be sold, conveyed, assigned, transferred or delivered to Purchaser at the Closing.

     2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall, at Closing, assume and be responsible only for the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

          (a) all Liabilities with respect to obligations under any Assumed Contracts, including any Operating Leases, arising after Closing (but not related to any breaches of Assumed Contracts prior to Closing); and

          (b) all of Seller’s accounts payable, accrued Liabilities and other operating Liabilities Related to the Business, in each case taken into consideration in the calculation of Working Capital.

     2.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser will not assume and is not liable for any of Seller’s Liabilities (collectively, the “Excluded Liabilities”). Seller is solely responsible for all of the Excluded Liabilities.

     2.5 Purchase Price; Payment of Purchase Price.

          (a) At the Closing, in consideration of Seller’s sale of the Purchased Assets to Purchaser, Purchaser will assume the Assumed Liabilities and will pay, or cause to be paid, to Seller the Closing Purchase Price as provided in this Section 2.5. The term “Closing Purchase Price” means (i) Sixty-Six Million, Five Hundred Thousand Dollars ($66,500,000.00), plus (ii) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital.

          (b) The term “Final Purchase Price” means the Closing Purchase Price plus (i) the amount, if any, by which the Final Working Capital as determined pursuant to Section 2.6 exceeds the Closing Working Capital, and minus (ii) the amount, if any, by which the Closing Working Capital exceeds the Final Working Capital.

          (c) Purchaser shall pay the Closing Purchase Price at the Closing via wire transfer of immediately available funds to an account specified by Seller prior to the Closing.

     2.6 Post-Closing Adjustment.

          (a) Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its proposed calculation of the Working Capital as of 11:59 p.m. Central time on the Closing Date (the “Closing Statement”). The Parties acknowledge that Closing Working Capital is prepared as of February 2, 2019 and Final Working Capital will be prepared as of 11:59 p.m. Central time on the Closing Date. The Closing Statement shall be prepared in accordance with GAAP as applied in connection with the Latest Financials and the Accounting Principles (except as otherwise provided in the definition of Working Capital and the example included in Exhibit E, and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby). During the 30 days immediately following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers relating to the Closing Statement and Purchaser will, upon the reasonable request of Seller, make available to Seller such other relevant books and records and shall use its reasonable best efforts to make available (during normal business hours and without interrupting in any material respects the operation of Purchaser’s business) the appropriate personnel of Purchaser with knowledge or information relevant to those items. The Closing Statement will become final and binding upon the Parties on the 30th day following receipt thereof by Seller unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Purchaser prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted.

          (b) If a timely Notice of Disagreement is delivered by Seller, then the applicable Closing Statement (as revised in accordance with clause (i) or (ii) below) will become final and binding upon the Parties on the earlier of (i) the date Purchaser and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Expert. During the 30 days immediately following the delivery of a Notice of Disagreement, Purchaser and Seller will consult in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement.

          (c) At the end of such 30-day consultation period, if Purchaser and Seller have not agreed upon the Closing Statement, Purchaser and Seller shall mutually engage and shall submit any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to the Independent Expert. The Independent Expert, acting as an expert and not as an arbitrator, will work to resolve such dispute promptly and, in any event, within 30 days from the date the dispute is submitted to the Independent Expert. The Parties will cooperate with the Independent Expert during the term of its engagement. The Independent Expert’s determination will be based solely on presentations by Purchaser and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Any item not specifically referred to the Independent Expert for evaluation shall be deemed final and binding on the Parties. The Independent Expert will finalize the Closing Statement by selecting with respect to each item in dispute an amount between or equal to Purchaser’s position as set forth in the Closing Statement or Seller’s position as set forth in the Notice of Disagreement. The amount of the Working Capital set forth on the final Closing Statement determined pursuant to this Section 2.6 shall be the “Final Working Capital.”

          (d) In the event either Party submits any unresolved disputes to the Independent Expert for resolution as provided in this Section 2.6, Purchaser, on the one hand, and Seller, on the other hand, will share responsibility for the fees and expenses based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested, as determined by the Independent Expert. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Purchaser and if the Independent Expert ultimately resolves such items by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Expert will be allocated 30% (i.e., 300 ÷ 1,000) to Purchaser and 70% (i.e., 700 ÷ 1,000) to Seller.

(e)	Payment of Purchase Price Adjustment.

(i)

If the Final Purchase Price (as finally determined pursuant to this Section 2.6) is greater than the Closing Purchase Price, Purchaser shall make payment by wire transfer to Seller of the amount of such difference. If the Closing Purchase Price is greater than the Final Purchase Price (as finally determined pursuant to this Section 2.6), Seller shall make payment by wire transfer to Purchaser of the amount of such difference.

(ii)

Any amount to be paid pursuant to this Section 2.6 will be paid within ten Business Days of the Closing Statement being deemed final pursuant to this Section 2.6 and will be treated as an adjustment to the purchase price for all purposes.

     2.7 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on (a) the date hereof; or (b) such other date as the parties may agree (the “Closing Date”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. Closing shall be deemed effective as of 11:59 p.m. Central Time on the Closing Date.

(a)	Purchaser Closing Deliveries. At or prior to the Closing:

	(i)	Purchaser shall deliver to Seller the Closing Purchase Price by wire transfer of immediately available funds to the account or accounts designated by Seller;

(ii)

Purchaser shall deliver to Seller copies of each Transaction Document, and with respect to each parcel of Acquired Real Property, such affidavits, tax forms, and other documentation as required by applicable Law or local custom or practice, all duly executed by Purchaser;

(iii)

Purchaser shall deliver to Seller a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of Purchaser certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Purchaser’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of managers authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser pursuant hereto;

	(iv)	Purchaser shall deliver to Seller the certificate required by Section 6.3(c); and

	(v)	Purchaser shall deliver to Seller such other documents and instruments as may be reasonably requested by Seller to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

(b)	Seller Closing Deliveries. At or prior to the Closing:

(i)

Seller shall deliver evidence to Purchaser, in a form reasonably acceptable to Purchaser, that the Purchased Assets (and the Excluded Real Property) have been released from all Liens other than Permitted Liens and Seller shall have taken all steps necessary to terminate or release the Purchased Assets from all mortgages, deeds of trust, UCC financing statements and other evidence of security interests therein which have been filed with respect to such released Liens;

(ii)

Seller shall deliver to Purchaser a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of Seller’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto;

(iii)

Seller shall deliver to Purchaser a certificate of good standing from the appropriate state agency, dated as of a date not more than 15 days prior to Closing Date, certifying that Seller is in good standing in its state of incorporation;

	(iv)	Seller shall deliver to Purchaser copies of each Transaction Document to which it, or any of its Affiliates, is a party, duly executed by Seller or the applicable Affiliate;

(v)

Seller shall deliver to Purchaser all material records and documentation of Seller relating to the Purchased Assets (or copies thereof to the extent such records do not relate exclusively to the Business);

	(vi)	Seller shall deliver to Purchaser possession of the Purchased Assets;

(vii)

Seller shall deliver, with respect to each parcel of Acquired Real Property, a duly executed and acknowledged general warranty deed (or local legal equivalent), in each case in proper recordable form and sufficient to vest in Purchaser good and marketable title to each such parcel of Acquired Real Property, in each case free and clear of all Liens other than Permitted Liens, together with such affidavits, tax forms, and other documents as may be required by applicable Law or local custom or practice to allow for recordation;

(viii)

Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, in form and substance required under Treasury Regulations issued pursuant to Code §1445, stating that Seller is not a “foreign person” as defined in Code §1445;

(ix)	Seller shall deliver to Purchaser the certificate required by Section 6.2(c); and

(x)

Seller shall deliver to Purchaser such other documents and instruments as may be reasonably requested by Purchaser to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

     2.8 Transfer Taxes. Seller and Purchaser agree to reasonably cooperate in securing any available exemptions from any Transfer Taxes (including any bulk sales Taxes) on the transfer of the Purchased Assets hereunder.

     2.9 Assignment of Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment of any Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) contemplated hereunder is not permitted by applicable Law or the terms of the agreement governing such Interest or is not permitted without the consent of any Person which consent has not been obtained at or prior to the Closing, this Agreement shall not be deemed to constitute a sale, conveyance, transfer or assignment of any such Interest unless and until such Interest (a “Retained Interest”) can be sold, conveyed, transferred or assigned or such consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with the provisions hereunder, subject to any condition or provision contained in such consent, whereupon it shall cease to be a Retained Interest. While any such Interest is a Retained Interest, Seller and Purchaser shall, subject to Section 5.12 and for a period not to exceed one year after the Closing Date, cooperate in a mutually agreeable arrangement under which Purchaser shall obtain the benefits and assume the obligations associated with each Retained Interest.

     2.10 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be timely paid to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Except with respect to any employment Tax withholding for compensation payments, Purchaser shall use commercially reasonably efforts to notify Seller in writing at least two Business Days in advance of its intent to withhold any amount pursuant to this Section 2.10 and shall provide Seller with an opportunity to provide any certificate or other evidence to reduce or eliminate such intended withholding; provided, however, that Purchaser’s failure to so notify Seller shall not limit Purchaser’s right to deduct and withhold if such deduction or withholding is, in the reasonable judgment of Purchaser, required by Law. If any withholding is made pursuant to this Section 2.10, Purchaser shall provide Seller with written evidence that such payment has been delivered to the applicable Governmental Authority promptly after payment has been made to the Governmental Authority.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser, except as set forth in the Disclosure Schedules, that:

     3.1 Organization and Qualification.

          (a) Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on the Business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had a Material Adverse Effect.

          (b) Subsidiary Asset Ownership. Except as identified on Schedule 3.1(b), no Subsidiary or Affiliate of Seller has any ownership, leasehold or other interest in any of the Purchased Assets.

          (c) Organization Documents. Seller’s organizational documents are in full force and effect. Seller is not in material violation of any of the provisions of its organizational documents that would adversely affect (i) the Purchased Assets, (ii) the Acquisition or (iii) the other transactions contemplated by the Transaction Documents.

     3.2 Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action of Seller, and no other corporate proceedings or action on the part of Seller or any holders of Seller’s capital stock or other security holders are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

     3.3 No Conflict. Assuming that all consents and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not: (a) conflict with or violate or constitute a default under any provision of its organizational documents or any resolutions adopted by its board of directors or stockholders; (b) conflict with or violate or result in a breach of or default under, in each case in any material respect, any provision of any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is subject, bound or affected in any respect; (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, require notice or other action by any Person under, or give to others any right of termination, amendment, acceleration, consent (other than any consent set forth on Schedule 3.4), notice or cancellation pursuant to any Material Contract or Permit; or (d) result in the creation of a Lien on any of the Purchased Assets other than a Permitted Lien; except where such a breach, violation, default, conflict or right under clauses (c) and (d) above has not had and would not reasonably be expected to have a Material Adverse Effect.

     3.4 Filings and Consents. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the other Transaction Documents by Seller does not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require (a) any consent, approval, exemption, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority, or (b) any consent, approval, waiver, authorization or permission of, and any penalty, assessment or special payment be paid to, and any notice be sent to, any Person under any Material Contract, except to the extent that the failure to obtain any such consent or to take any such action with respect to a Material Contract or make any such filing will not result in a Material Adverse Effect.

     3.5 Intellectual Property.

          (a) Disclosure of Proprietary Rights. Schedule 2.1(a)(vii) contains a true and complete list of (i) all of the Acquired Patents, Acquired Trademarks, and Acquired Copyrights that are registered with or issued by a Governmental Authority or for which applications for registration or issuance have been filed (“Registered Intellectual Property”); and (ii) all material unregistered Acquired Trademarks and Acquired Copyrights used by Seller exclusively in conducting the Business or the development, production, marketing, design, sale, distribution and use of the Products. All fees, payments and filings due as of the date hereof with respect to all of the Acquired Intellectual Property set forth on Schedule 2.1(a)(vii) have been duly made.

          (b) Registered Intellectual Property. All of the Registered Intellectual Property assets are subsisting, valid, and enforceable, and in full force and effect.

          (c) Ownership; No Encumbrances. Except as set forth on Schedule 3.5(c), Seller is the sole and exclusive owner of, and has good, valid and marketable title to (free and clear of all Liens, other than Permitted Liens), or has a valid, enforceable and transferable license to make, use or sell the Acquired Intellectual Property. Schedule 3.5(c) sets forth the parties to and date of each license to use Acquired Intellectual Property. All employees of Seller and other persons responsible for development of the Proprietary Rights included in the Acquired Intellectual Property for or on behalf of Seller have a legal obligation enforceable by Seller to assign all rights in any such Proprietary Rights to Seller (or an Affiliate of Seller), or have executed a valid agreement assigning all rights in any such Proprietary Rights to Seller (or an Affiliate of Seller).

          (d) Use of Acquired Intellectual Property. Except as set forth on Schedule 3.5(d), Seller does not use the Acquired Intellectual Property other than in connection with the Business and Products. (i) The Proprietary Rights described or required to be described on Schedule 2.1(a)(vii) as currently used by Seller in the conduct of the Business as it is currently conducted and has been conducted within the last six years do not infringe upon, misappropriate, or otherwise violate any Proprietary Rights of any third party and (ii) to the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating the Proprietary Rights of Seller.

          (e) Adequate Care. (i) Seller has taken commercially reasonable steps to prevent the unauthorized disclosure or use of any trade secrets and proprietary information; (ii) Seller has entered into agreements with third parties and employees, officers, directors, consultants and contractors who received access to trade secrets or proprietary information designed to maintain the confidentiality of trade secrets and proprietary information of the Business; (iii) there is no breach or violation by Seller under, and to the Knowledge of Seller, no breach or violation by any other party under or to, any such agreement; and (iv) to the Knowledge of Seller, there has been no unauthorized disclosure or use by employees, officers, directors, agents, consultants and contractors of, or unauthorized disclosure or use of, the trade secrets or proprietary information of Seller Related to the Business.

          (f) Agreements Related to Seller’s Proprietary Rights.

(i)

Disclosure of Proprietary Rights Agreements. Schedule 3.5(f)(i) lists all Contracts, licenses and other arrangements relating to the Acquired Intellectual Property as follows: (A) granting any Person any rights or licenses under the Acquired Intellectual Property, including the right to make, have made, manufacture, use, sell, offer to sell, distribute, reproduce, modify, import, export, or otherwise distribute any product or software, with or without the right to sublicense the same; (B) by which Seller grants any ownership right or title to any Proprietary Rights or by which Seller is assigned or granted an ownership interest in any Proprietary Rights other than agreements with employees and contractors that assign or grant to Seller ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; or (C) limiting Seller’s ability to use, practice or exploit the Purchased Assets in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Purchased Assets, including any covenant not to compete.

(ii)

Royalties. Seller has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of the Purchased Assets.

(g)	Trademarks, Patents and Copyrights.

(i)

Seller is listed in the records of the appropriate U.S., state or foreign registry as the sole and current owner of record for each Trademark application and registration, Patent application and registration, and Copyright application and registration listed on Schedule 2.1(a)(vii).

(ii)

There has never been any material claim, suit, arbitration or other adversarial proceeding before any Governmental Authority in any jurisdiction, nor is any such claim, suit, arbitration or other adversarial proceeding threatened, (A) involving the Acquired Trademarks, Acquired Patents, or Acquired Copyrights or (B) challenging the ownership, use, validity, enforceability or registrability of any of the Acquired Trademarks, Acquired Patents, or Acquired Copyrights. Rejections of pending applications during the prosecution of applications prior to issuance or registration shall not be deemed to be an adversarial proceeding within the scope of the preceding sentence.

     3.6 Environmental and Safety Matters. Except as set forth on Schedule 3.6:

          (a) Seller is, and since January 1, 2014 has been, in compliance in all material respects with all Environmental Laws applicable to the ownership and operation of the Business, the Real Property and the Purchased Assets. Seller has not received from any Person any Environmental Notice related to the Business, the Purchased Assets or the Real Property except those which have been previously resolved without any further Liability, re-opener or other obligation. To the Knowledge of Seller, no facts, circumstances or conditions that may become the subject of an Environmental Notice related to the Business, the Purchased Assets or the Real Property are threatened or pending.

          (b) Seller has obtained and is, and since January 1, 2014 has been, in material compliance with all permits, licenses and other authorizations, and plans required pursuant to applicable Environmental Law for the ownership or operation of the Real Property, the Business and the Purchased Assets (“Environmental Permits”). All Environmental Permits are currently in effect, and Seller has timely applied for renewals thereof to the extent required if Seller were to continue to own or operate the Real Property, the Business and the Purchased Assets, as currently conducted. A complete and correct copy of each Environmental Permit has been made available to Purchaser in the Data Room. All such Environmental Permits are identified in Schedule 3.6(b), and all Environmental Permits shall be maintained in effect by Seller through the Closing Date.

Neither Seller nor its Affiliates have received any written notice from any Governmental Authority that any Environmental Permit is subject to material modification, withdrawal or termination, and to the Knowledge of Seller, no material modification, withdrawal or termination of an Environmental Permit is threatened. Seller shall cooperate with Purchaser to effectuate the timely transfer of all transferrable Environmental Permits.

          (c) Except as set forth in any Phase I or Phase II environmental assessment provided to or obtained by Purchaser, there has been no actual or threatened Release of any Hazardous Materials on, at, from, or under the Real Property that would reasonably be expected to result in Liability under Environmental Law or in any Governmental Authority request for any other response or response action.

          (d) Seller has not, in connection with the Business, produced, sold, used, stored, transported, handled, released, discharged, disposed of or arranged for the transportation, treatment or disposal of Hazardous Materials at or from any location except in material compliance with applicable Environmental Law and under conditions that would not reasonably be expected to result in Liability under any Environmental Law.

          (e) Seller has made available to Purchaser in the Data Room accurate and complete copies of any and all notices and related correspondence described in Section 3.6(a), all Phase I and Phase II environmental site assessments covering the Real Property and other material information on the environmental condition of the Real Property, in each case which have been provided since January 1, 2014 and are in the possession or control of Seller.

     3.7 Compliance with Laws. Neither Seller (with respect to the Business) nor the Purchased Assets nor the Excluded Real Property are, nor have they been at any time since January 1, 2014, in any material respect, in conflict with, or in default or violation of, or in receipt of any written notice alleging any conflict, default or violation of, any: (a) order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority; or (b) applicable Laws (other than Environmental Laws, which are subject to Section 3.6), but including any Laws related to employment. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or passage of time) constitutes a material conflict, default or violation by Seller of, or a failure on the part of Seller to substantially comply with, any applicable Laws relating to the Business or the Purchased Assets.

     3.8 Assets.

          (a) Seller is the sole and exclusive owner of and has title to all of the Purchased Assets that are not leased and the Excluded Real Property, free and clear of all Liens other than Permitted Liens. The Bill of Sale and Assumption Agreement and the endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will effectively transfer to Purchaser good, valid and marketable title to, and ownership of, the Purchased Assets free and clear of all Liens other than Permitted Liens.

          (b) Except as set forth on Schedule 3.8(b), the Purchased Assets include all of the material tangible and intangible assets, properties and rights, of any nature whatsoever, used by Seller primarily in the Business. None of the Purchased Assets are located outside the United States. The Purchased Assets will, taking into account all Transaction Documents, constitute in all material respects all of the assets, rights and properties necessary to conduct the Business as presently conducted.

          (c) Except as set forth on Schedule 3.8(c), none of the material items of personal property contained in the Purchased Assets are held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or are located other than on the premises of Seller.

          (d) Except as set forth on Schedule 3.8(d), all material items of personal property contained in the Purchased Assets are in good operating condition and in a state of good maintenance and repair in all material respects, without any material defect or need for repair (other than ordinary, routine maintenance and repairs).

     3.9 Claims and Proceedings. There is no outstanding Order of any Governmental Authority against or involving Seller with respect to the Products, the Business, the Purchased Assets or the transactions contemplated hereby. Except as set forth on Schedule 3.9, there is no Action pending or, to the Knowledge of Seller, threatened against Seller, or to which Seller is otherwise a party, with respect to or related to the Business, the Products, the Purchased Assets, any current or former employee of Seller who has provided services to the Business, or the transactions contemplated hereby.

     3.10 Contracts.

          (a) Other than the Assumed Contracts and except as set forth on Schedule 3.10(a), neither Seller nor any of its Affiliates is a party to any Contract that is material to the Products, the Business or the Purchased Assets. Seller has delivered to Purchaser a correct and complete copy of each Material Contract. Seller is not in default under, and to the Knowledge of Seller, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any party to, any Material Contract. Seller has not, and to the Knowledge of Seller, no other party thereto has, repudiated any material provision of any Material Contract. Each of the Material Contracts is in full force and effect, and is valid and enforceable in accordance with its terms.

          (b) Schedule 3.10(b) lists the following Contracts by which any of the Purchased Assets are bound or by which Seller (or its Affiliates) is bound as of the date hereof relating to or in connection with the Business or Purchased Assets to which Seller (or its Affiliates) is a party (the “Material Contracts”):

(i)

any Contract (or group of related Contracts) for the lease of personal or real property from any Person or to any Person except for any leases of personal property under which the lease payments do not exceed $75,000 per annum;

(ii)

any Contract (or group of related Contracts in the aggregate) with any Person which involve commitments to make capital expenditures or which provide for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of goods or services, the performance of which involves consideration in excess of $175,000 in the preceding 12 months or during the 12 months following the date hereof, in each instance excluding purchase orders entered into in the ordinary course consistent with past practice;

(iii)

any Contract (or group of related Contracts in the aggregate) with any Person which provide for the purchase or sale of raw materials or commodities, the performance of which involves consideration in excess of $175,000 in the preceding 12 months or during the 12 months following the date hereof, in each case excluding purchase orders entered into in the ordinary course consistent with past practice;

(iv)	any Contract concerning a partnership or joint venture;

(v)

any Contract (or group of related Contracts) under which Seller has created, incurred, assumed, or guaranteed any Indebtedness Related to the Business, or under which it has imposed a Lien (other than Permitted Liens) on any of the assets, tangible or intangible, of the Business;

(vi)	any collective bargaining agreement or Contract with any union, works council or labor organization;

(vii)	any Contract with any Business Employee that provides for any severance benefits or that provides for employment other than on an “at-will” basis;

(viii)	any Contract with any independent contractor(s) or consultant(s) Related to the Business;

(ix)

any Contract with respect to any intangible property (including any Proprietary Rights) granted or made to Seller, or granted or made by Seller to third parties other than license agreements for unmodified, mass market software that (A) is available in consumer retail sites or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements and (B) is for any aggregate royalty, fee or other consideration for any such software or group of related software license of no more than $50,000;

(x)	any Contracts involving consideration in excess of $175,000 continuing over a period of more than 12 months from the date thereof, not terminable upon 60 days’ or less notice without penalty;

(xi)

any Contract regarding any material indemnification provided to or by Seller outside the ordinary course of business, including any Contract regarding any indemnification provided with respect to Environmental Laws;

(xii)

any Contract or agreement that contains non-competition, non- solicitation or other similar provisions that would in any way restrict Seller from engaging in the Business in substantially the same manner as currently operated by Seller anywhere in the world, other than non-solicitation restrictions included in confidentiality or similar agreements in the ordinary course of business;

(xiii)

any Contract that grants exclusive rights for the benefit of a party other than Seller (including any right of first refusal, notice or negotiation) or restricts Seller from freely setting prices for its products (including any most favored customer pricing);

(xiv)

any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xv)	any Contract with any Governmental Authority;

(xvi)	any confidentiality, secrecy or non-disclosure Contract entered into by Seller outside the ordinary course of business;

(xvii)	any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $175,000 in any fiscal year (excluding purchase orders); or

(xviii)	any Contract with a Material Customer, other than purchase orders entered into in the ordinary course of business.

          (c) Schedule 3.10(c) sets forth the form agreements entered into by Seller in connection with the Business and the growers that sell commodities to the Business. Except as otherwise set forth on Schedule 3.10(c), the Material Contracts entered into with such growers are on such form agreements, with no material deviations from such form agreements.

     3.11 Affiliated Transactions. Except as set forth on Schedule 3.11, no officer, director, stockholder, employee or Affiliate of Seller, or, to the Knowledge of Seller, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest, is a party to any Contract, commitment or transaction with Seller relating to the Business (other than relating to employment in the ordinary course) or has any interest in any property used (including any Proprietary Rights or Purchased Assets) in the Business.

     3.12 No Broker. Except for Raymond James & Associates, Inc., the fees for which shall be the sole obligation of Seller, Seller has not employed any broker, finder or agent or incurred and will not incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.13 Taxes and Tax Returns.

          (a) Seller has filed all material Tax Returns it was required to file in respect of the Business and the Purchased Assets and Real Property and all such Tax Returns are true, correct and complete in all material respects.

          (b) Seller has paid to the appropriate Governmental Authority all material Taxes owed by Seller with respect to the Business and the Purchased Assets whether or not shown on any Tax Return.

          (c) Seller has not received any written claim with respect to the Business from an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of the activities conducted by the Business. There are no Liens (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure to pay any Tax.

          (d) With respect to the Business, Seller has complied in all material respects with all applicable Laws relating to the withholding and payment of any Taxes and has timely withheld and paid to the proper Governmental Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other third party.

          (e) Seller has provided to Purchaser all documentation relating to, and Seller is in full compliance with all terms and conditions of any tax exemption, tax holiday or other tax reduction agreement or Order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

          (f) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code §280G.

          (g) None of the Purchased Assets is “tax exempt use property” within the meaning of 168(h) of the Code. None of the Purchased Assets (i) has been financed with, or directly or indirectly secures, any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (ii) is located outside of the United States.

          (h) None of the Purchased Assets is an interest in a limited liability company or any other joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (i) No notice of deficiency for any Taxes has been received by Seller in writing with respect to the Purchased Assets, which deficiency has not been paid in full. There is no audit, litigation or arbitration or administrative proceeding or claim asserted, pending or, to the Knowledge of Seller, threatened respecting or involving Seller, the Business, or any of the Purchased Assets with respect to any Tax.

          (j) There are no bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser pursuant to the terms hereof.

     3.14 Real Property.

          (a) Schedule 3.14(a) identifies each parcel of Real Property. Except as set forth in Schedule 3.14(a): (i) Seller has valid title to all Real Property free and clear of all Liens (other than Permitted Liens); (ii) except for agreements that will be terminated prior to or at Closing, Seller has not leased, licensed or otherwise granted any Person the right to use or occupy the Real Property, or granted any security interest in the Real Property which assignment or security interest is currently in effect, other than Permitted Liens; (iii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Real Property; (iv) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings related to any of the Real Property; (v) to the Knowledge of Seller, all labor and materials that have been provided to the Real Property at the request of Seller will be fully paid for before Closing; (vi) Seller has not received any written notice of any actual or proposed special assessments or reassessments of any parcel constituting the Real Property; (vii) to the Knowledge of Seller, except as set forth in any Phase I or Phase II environmental assessment provided to or obtained by Purchaser, there are no wells (sealed, operational or otherwise), septic systems, above ground storage tanks or below-ground storage tanks upon any parcel of the Real Property; and (viii) to the Knowledge of Seller, there are no material defects in any improvement upon the Real Property that would reasonably be expected to cost in excess of $100,000 in the aggregate to correct.

          (b) Seller does not lease any real property as tenant, subtenant or otherwise, that is Related to the Business or that would be needed to operate the Business after Closing as the Business is currently conducted.

          (c) Seller has made available to Purchaser true, correct and complete copies of all material documents in its possession or control relating to the construction or material alteration of improvements on, or the testing or analysis of, the Acquired Real Property and the Excluded Real Property.

     3.15 Customers; Suppliers.

          (a) Schedule 3.15(a) is a complete and correct list of up to the ten largest customers, in each case which has annual sales in excess of $500,000 in each of the following main product categories of the Business: (i) corn, (ii) corn ingredients, (iii) feedstuff, and (iv) soybeans (each a “Material Customer”), for each of the two most recent fiscal years, in each case measured by the revenue received by Seller in such product category during such period, and sets forth opposite the name of each Material Customer the amount of consideration Related to the Business paid by such Material Customer in such product category during such period. Except as set forth on Schedule 3.15(a), as of the date hereof, Seller has not received any written, or to the Knowledge of Seller, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its Relationship with Seller or its purchase of Products.

          (b) Schedule 3.15(b) is a complete and correct list of up to the ten largest vendors, suppliers, service providers and other similar business relations of the Business, in each case with expenditures in excess of $500,000 in each of the following product categories: (i) corn, and (ii) soybeans (each a “Material Vendor”) for each of the two most recent fiscal years, in each case measured by the expenditure by Seller during such period, and sets forth opposite the name of each Material Vendor Seller’s good faith estimate of the amount of consideration Related to the Business paid to such Material Vendor during such period. Except as set forth on Schedule 3.15(b), as of the date hereof, Seller has not received any written, or to the Knowledge of Seller, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its Relationship with Seller or the Business.

     3.16 Employees.

          (a) Schedule 3.16(a) sets forth, with respect to each Business Employee as of February 18, 2019: (i) the name, title and classification of each employee as exempt/nonexempt and full-time/part-time (with full-time being any employee regularly scheduled to work 30 or more hours per week); (ii) each employee’s current hourly rate or, if paid by salary, current annualized base compensation; and (iii) whether the employee is on an authorized leave or other inactive status (other than ordinary use of vacation or similar paid time off), the nature of such leave or inactive status (including whether paid or unpaid), and the beginning and expected end date (if known) of such leave/status. No other employee of Seller is exclusively involved in the Business.

          (b) Except as set forth on Schedule 3.16(b), (i) to the Knowledge of Seller, none of the Business Employees is a party to any employment, confidentiality, non-competition, proprietary rights or other similar Contract that would materially impact the performance of such employee’s employment duties for Purchaser, or the ability of Purchaser to conduct the Business; (ii) Seller is not a party to any collective bargaining agreement with respect to the Business; (iii) no labor organization or group of Business Employees has filed any representation petition or made any written or oral demand for recognition with respect to the Business; (iv) no union organizing or decertification efforts are underway or, to the Knowledge of Seller, threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred and none is underway or, to the Knowledge of Seller, threatened with respect to the Business; (vi) Seller has at all times maintained or, where applicable, offered any insurance with respect to any Business Employee required by any Law, including at least the minimum workers’ compensation insurance; and (vii) to the Knowledge of Seller, Seller has properly classified all workers as employees or independent contractors and, for employees, as exempt or non-exempt under any applicable Law.

     3.17 Employee Benefit Plans.

          (a) Schedule 3.17(a) sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any severance, change in control, employment or retention plan, program or agreement, and vacation, incentive, bonus, stock option and restricted stock, profit sharing, retirement, deferred compensation or other material benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller, in which any Business Employee participates or is eligible to participate (collectively, the “Company Plans”).

          (b) Each Company Plan has been established, operated and administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable Law. Each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or is maintained on a preapproved plan document that has received an opinion or advisory letter), and nothing has occurred that would reasonably be expected to adversely affect such qualification.

          (c) No Company Plan is subject to Title IV of ERISA and neither Seller nor any Person that, together with Seller, is or was (at a relevant time) treated as a single employer under Section 414 of the Code, has at any time within the previous six years contributed to, or has had any Liability in respect of, any plan subject to Title IV of ERISA.

          (d) Except as set forth on Schedule 3.17(d), no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) result in the payment of severance or any increase in severance pay upon any termination of employment after the date of this Agreement to any Business Employee or (ii) accelerate the time of payment or vesting or result in any forfeiture, payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans with respect to any Business Employee.

          (e) Except as required under Section 4980B of the Code or other applicable Law, no Company Plan provides or promises to provide to any Business Employee health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

          (f) Each Company Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any Transferred Employee for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

     3.18 Financial Information; Absence of Undisclosed Liabilities.

          (a) Attached as Schedule 3.18(a) are the following (collectively, the “Financial Statements”): the unaudited balance sheets of the Business for the last day of, and the related statements of income for the fiscal years ended on, December 30, 2017 and December 29, 2018 (such statements as of December 29, 2018, the “Latest Financials”).

          (b) Except as set forth on Schedule 3.18(b), each such Financial Statement fairly presents, in all material respects, the financial condition as of the date thereof, and the results of operations throughout the respective periods covered thereby, of the Business, in each case determined in accordance with GAAP consistently applied throughout the periods indicated, subject to a lack of footnotes (none of which footnotes would, alone or in the aggregate, be materially adverse to the business, operations, financial condition, or operating results, of the Business taken as a whole).

          (c) To the Knowledge of Seller, there are no Liabilities of Seller Related to the Business or the Real Estate that would have been required to be disclosed in, provided for, reflected in, reserved against or otherwise described in the Financial Statements (including any notes thereto) in accordance with GAAP, except for (i) Liabilities reflected or reserved against on the Latest Financials or in the notes thereto adjusted through the Closing Date (or contingent going-forward performance obligations under Assumed Contracts that arise in the ordinary course of business and are not otherwise required to be set forth on a consolidated balance sheet as of the date hereof), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Financials, or (iii) Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

     3.19 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.19, since the date of the Latest Financials Seller has conducted the Business in the ordinary course consistent with past practice and there has not been, with respect to the Business or the Real Estate, any:

          (a) Material Adverse Effect;

          (b) change, impact, event, effect, circumstance or development (or combination of the foregoing) that would, or would reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements;

          (c) entry into any Contract that would constitute a Material Contract, or any amendment or termination of any Material Contract, in each case other than in the ordinary course of business;

          (d) purchase, sale or disposition of any Purchased Assets hereunder that would be material to the Business taken as a whole;

          (e) incurrence, assumption or guarantee of any Indebtedness other than unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

           (f) grant of any Lien on any of the Purchased Assets, other than (i) pursuant to a Material Contract or (ii) any Permitted Lien;

          (g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

          (h) except in the ordinary course of business or as required by applicable Law, (i) modification of any material employment, severance, termination or similar agreements or arrangements with any Business Employee, (ii) grant of any bonuses, salary increases, severance or termination pay to any Business Employee, or (iii) an otherwise material increase in the compensation or benefits provided to any Business Employee or independent contractor;

          (i) settlement or compromise of any material Action or waiver, release or assignment of any material rights, benefits or claims of the Business;

          (j) material damage, destruction or loss, or any material interruption in use, of any Purchased Asset or the Excluded Real Property, whether or not covered by insurance;

          (k) material capital expenditures which would constitute an Assumed Liability; or

          (l) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

     3.20 Permits. Schedule 3.20 sets forth all material governmental permits (including all licenses, regulatory consents, franchises, permits, privileges, immunities, approvals and other authorizations of any Governmental Authority, but excluding any Environmental Permits which are set forth on Schedule 3.6(b)) (the “Permits”) Seller owns, holds or possesses, in respect of the Business, which are necessary to entitle Seller to own or lease, operate or use the Purchased Assets or to carry on and conduct the Business as currently conducted. To the Knowledge of Seller, there is no suit, action, proceeding, investigation, complaint, claim, charge or Order threatening to revoke, modify or otherwise fail to renew any Permit (other than Environmental Permits, which are subject to Section 3.6). To the Knowledge of Seller, Seller is in compliance in all material respects with each Permit (other than Environmental Permits, which are subject to Section 3.6).

     3.21 Food Regulatory Compliance.

          (a) Since January 1, 2016, no license, approval, clearance, authorization, registration, certificate, permit, filing, notification or supplement or amendment thereto that Seller has received or made to the FDA, the United States Department of Agriculture or any other Governmental Authority to conduct the Business has been limited, suspended, modified or revoked.

          (b) There is no actual or, to the Knowledge of Seller, threatened, enforcement action by the FDA, the United States Department of Agriculture or any other Governmental Authority that has jurisdiction over the operations of Seller or the Business concerning or relating to the Business or the Products, and since January 1, 2016, Seller has not received written notice of any pending or threatened claim against Seller for such an enforcement action.

          (c) Since January 1, 2016, all registrations, reports, documents, claims and notices required to be filed, maintained, or furnished in connection with the Business to the FDA, the United States Department of Agriculture or any other Governmental Authority by Seller with respect to the Business have been so filed, maintained or furnished.

          (d) Since January 1, 2016, Seller has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or written notice from the FDA, the United States Department of Agriculture, or any other Governmental Authority alleging or asserting noncompliance with any Laws applicable to the Business or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any Laws applicable to the Business.

          (e) To the Knowledge of Seller, since January 1, 2016, all manufacturing, including testing, by Seller has been conducted in all material respects in compliance with industry standard good manufacturing practices and good laboratory practices.

          (f) To the Knowledge of Seller, since January 1, 2016, every Product was and continues to be in compliance in all material respects with, and Seller’s operations related to each such Product have been and are in compliance in all material respects with: (i) all applicable requirements of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended (“FFDCA”), and implementing regulations and requirements adopted by the FDA in Title 21 of the Code of Federal Regulations (including: FFDCA’s prohibitions against adulteration and misbranding of food; applicable requirements of the Food Safety Modernization Act; 21 C.F.R. pt. 1 Subpart H (Registration of Food Facilities); 21 C.F.R. pt. 101 (Food Labeling); applicable animal food labeling requirements set out by the Association of American Feed Control Officials Manual (latest edition in effect); 21 C.F.R. pt. 170 (Food Additives); 21 C.F.R. pt. 110 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food); since September 19, 2016, 21 C.F.R. pt. 117 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food and Hazard Analysis and Risk-Based Preventive Controls for Human Food); since September 19, 2016, 21 CFR pt 507 (Current Good Manufacturing Practices for Food for Animals); since September 18, 2017, (Hazard Analysis and Risk-Based Preventive Controls for Food for Animals) and since April 6, 2017, 21 CFR pt. 1 Subpart O (Sanitary Transportation of Human and Animal Food); (ii) all applicable requirements under applicable state law, including state laws with prohibitions against adulteration and misbranding of food; and (iii) all applicable Laws enforced by any Governmental Authority with jurisdiction over food (which, by definition under the FFDCA, includes livestock feed) or food additives and any of Seller’s operations in connection with the Business or Products.

          (g) Seller maintains the material requisite licenses, approvals, clearances, authorizations, registrations, certifications, permits, filings, notifications and supplements to purchase, store, process, market and sell commodities included in the Purchased Assets: (i) that has been produced and handled without the use of in vitro recombinant deoxyribonucleic acid (rDNA) techniques and for which the modification could not otherwise be obtained through conventional breeding or found in nature; (ii) meet the requirements for non-bioengineered food under the Agricultural Marketing Act of 1946 and, specifically, Subtitle E “National Bioengineered Food Disclosure Standard”, 7 U.S.C. § 1621 et seq., as may be amended, and the regulations promulgated under the Agricultural Marketing Act of 1946; and (iii) are “organically produced” for purposes of the Organic Food Production Act of 1990, 7 U.S.C. §§ 6501-6522, as may be amended, and the regulations promulgated under the Organic Food Production Act of 1990.

     3.22 Product Liability. Except as set forth on Schedule 3.22, (a) for the last three years, there have been no Products that have been subject to an FDA designated Class I, Class II or Class III recall (whether voluntary or otherwise), (b) for the last three years, there have been no Actions (whether completed or pending) seeking the recall, suspension or seizure of, or notification in respect of, any Products, and (c) there is no current plan or any discussion underway at Seller or, to the Knowledge of Seller, any Governmental Authority regarding a recall, withdrawal or suspension of any Products. Seller has not, in the last three years, had and does not currently have any material Liability arising out of any product Liability or warranty Action, or to the Knowledge of Seller, threatened product Liability or warranty Action, with respect to any Products manufactured, sold, marketed, processed or supplied by Seller in connection with the Business, or with respect to any services rendered in connection with the Business. Except as set forth on Schedule 3.22, Seller has not made any express or implied warranties or guarantees with respect to the Products or services rendered Related to the Business.

     3.23 Insurance. Schedule 3.23 lists all insurance policies currently maintained by Seller and covering the Business and the Purchased Assets. Except as identified on Schedule 3.23, all such policies are (a) on an “occurrence basis” and (b) remain in full force and effect with no premium arrearages as of the date of this Agreement. With respect to each insurance policy listed in Schedule 3.23, and except as set forth in such Schedule, (i) each policy is legal, valid, binding and in full force and effect; and (ii) all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be likely to be material to the Business. Except as listed in Schedule 3.23, there are no claims by Seller pending under any such policies with respect to the Business and Seller has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims.

     3.24 Accounts Receivable. All Accounts Receivable, whether or not reflected on the Latest Financials or in the books and records of Seller as being due to Seller, have arisen from bona fide transactions in the ordinary course of business. All Accounts Receivable are properly reflected (and properly reserved, if applicable) on the Latest Financials or in the books and records of Seller as being due to Seller in accordance with Seller’s historic accounting practices. None of the Accounts Receivable (i) are subject to any material setoffs or counterclaims, (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, or (iii) subject to any applicable reserves, are not collectible in the ordinary course of business.

     3.25 Inventory. The Inventory, whether or not reflected on the Latest Financials, is of a quality usable and saleable in the ordinary course of business consistent with past practice, subject to reserves for obsolete, excess, damaged, slow moving or otherwise unusable Inventory. The Inventory was valued in a manner consistent with Seller’s historical accounting practices. Adequate reserves have been reflected in the Latest Financials for obsolete, excess, damaged, slow moving or otherwise unusable Inventory, which reserves were calculated in a manner consistent with Seller’s historical accounting practices.

     3.26 No Additional Representations. Except as expressly set forth in this Article 3, Seller makes no other express or implied representations or warranties and hereby disclaims any additional representation or warranty.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller that:

     4.1 Formation and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

     4.2 Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Purchaser, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser does not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not: (a) conflict with or violate any provision of Purchaser’s organizational documents, each as amended to date, or any resolutions adopted by its board of directors, managing director or stockholders; (b) conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or pursuant to which its property or assets are bound, except in each case as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

     4.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, as applicable, do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, exemption, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority, except to the extent that the failure to obtain any such consent or to take any such action would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

     4.5 No Broker. Purchaser has not employed any broker, finder or agent or incurred and will not incur, any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.6 Availability of Funds. Purchaser has available cash or existing available borrowing capacity under committed borrowing facilities as of the date hereof and will have available cash as of the Closing, in each case that is sufficient to enable Purchaser to consummate the transactions contemplated hereby. Purchaser’s obligations hereunder are not contingent upon procuring any financing.

     4.7 Litigation. There is no Action, by or before any Governmental Authority or arbitrator, pending or, to the Knowledge of Purchaser, threatened that, if adversely determined, would reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Acquisition or the other transactions contemplated by the Transaction Documents.

     4.8 Independent Investigation. Purchaser has performed an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations and financial condition of Seller, including Purchaser’s own estimate of the value of the Business and the Purchased Assets. Purchaser has had the opportunity to visit with Seller and meet with representatives of the Business to discuss the foregoing matters. All materials and information requested by Purchaser have been provided to Purchaser to its reasonable satisfaction. Purchaser has performed the due diligence Purchaser deems adequate regarding all matters relating to this Agreement and the transactions contemplated by the Transaction Documents. In connection with the foregoing, Purchaser and its representatives have received certain estimates, budgets, forecasts, plans and financial projections. There are uncertainties inherent in such forward-looking statements, and Purchaser is familiar with such uncertainties. Purchaser is taking full responsibility for making its own evaluation of, and hereby assumes all risks regarding, the adequacy and accuracy of such forward-looking statements (including the reasonableness of the assumptions upon which they are based).

     4.9 Solvency. After giving effect to the transactions contemplated herein (including the receipt of any financing incurred by Purchaser to consummate such transactions), Purchaser will be solvent immediately after giving effect to the transactions contemplated herein and in the Transaction Documents.

     4.10 No Additional Seller Representations Purchaser acknowledges and agrees that, except for the representations and warranties made by Seller in Article 3, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, the Business, Seller’s assets (including the Purchased Assets), operations, Liabilities (including the Assumed Liabilities), condition (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, Purchaser acknowledges and agrees that except for the representations and warranties made by Seller in Article 3, neither Seller nor any other Person makes or has made any representation or warranty to Purchaser or any of its Representatives.

ARTICLE 5. COVENANTS

     5.1 Conduct of Business. Except for matters required by applicable Law, set forth in Schedule 5.1, expressly permitted by this Agreement or as otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 7.1), Seller will conduct the Business in the ordinary course of business in all material respects and will use commercially reasonable efforts to (a) preserve intact its current Business organization and operations; (b) keep available the services of the Business Employees; (c) maintain the existing relationships and goodwill of the Business with material customers, suppliers, vendors, distributors and agents and others having business dealings with them; (d) maintain in effect all Permits that are necessary for the operation of the Business or the ownership and use of the Purchased Assets; and (e) maintain all Real Property and related improvements in substantially the same condition that the Real Property and related improvements are in on the date of this Agreement. In addition, and without limiting the generality of the foregoing, except for matters required by applicable Law, set forth in Schedule 5.1, expressly contemplated by this Agreement or otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) Seller will not take or permit any action that would cause any of the changes, events or conditions described in Section 3.19 to occur during the period between the date hereof and the Closing Date.

     5.2 Efforts to Consummate Closing. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary to fulfill all conditions applicable to such Party pursuant to this Agreement and the other Transaction Documents and to consummate and make effective, in the most expeditious manner reasonably practicable (and in any event prior to the End Date), the Closing, the Acquisition and the other transactions contemplated hereby, including (i) obtaining all necessary consents from non-Governmental Authority Persons required to be obtained by such party as a condition to Closing (provided, however, that no Party shall be required to pay any consideration therefor); (ii) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities; and (iii) executing and delivering any additional documents or instruments necessary to consummate the Acquisition and the other transactions contemplated hereby and to carry out this Agreement and the Transaction Documents.

     5.3 Pre-Closing Access. From the date hereof through Closing, so long as this Agreement remains in effect, Seller will (a) afford Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to (i) the facilities, personnel, books and records, Assumed Contracts and other documents and data of Seller Related to the Business, and (ii) for the purpose of performing non-invasive environmental investigations, surveys, property inspections and related due diligence activities (but not including any Phase II environmental inspection or other invasive inspection or sampling of soil or other substances or materials, which invasive inspections shall not be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion) concerning the Real Property, (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or its Representatives may reasonably request, and (c) instruct the Representatives of Seller to reasonably cooperate with Purchaser in its investigation of the Business, in every respect subject to the terms and obligations of the Confidentiality Agreement. Notwithstanding the foregoing, Seller shall not be required to disclose any information to Purchaser if such disclosure would be reasonably likely to: (I) cause significant competitive harm to Seller if the Acquisition is not consummated; (II) jeopardize any attorney-client or other legal privilege; or (III) contravene any applicable Law, fiduciary duty or binding Contract entered into prior to the date hereof.

     5.4 Contact. Until the Closing Date, none of Purchaser, its Affiliates or their Representatives shall contact or communicate with the customers, suppliers, vendors, employees, contractors or consultants of Seller in connection with the Acquisition or the other transactions contemplated by this Agreement, or the operation of the Business, without the prior written consent of Seller, and any such contacts or communications to which consent is granted shall be coordinated with the Person(s) set forth on Schedule 5.4.

5.5 Confidentiality; Publicity.

          (a) Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect until Closing, at which time the Confidentiality Agreement shall terminate. Notwithstanding the preceding sentence, for a period of two years from and after Closing, except as would have been permitted under the terms of the Confidentiality Agreement and subject to the provisions of Section 5.5(c), (i) the Parties shall, and shall cause their respective Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations among the parties regarding this Agreement and the transactions contemplated hereby; (ii) Purchaser shall, and shall cause its Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, any confidential information which was obtained in connection with this Agreement or the transactions contemplated hereby relating to Seller or Seller’s business or assets (other than, after the Closing, confidential information relating exclusively to the Business, the Purchased Assets or the Assumed Liabilities); and (iii) Seller shall, and shall cause its Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, any confidential information (A) to the extent relating exclusively to the Business, the Purchased Assets or the Assumed Liabilities or (B) which was obtained in connection with the negotiation of this Agreement, the consummation of the transactions contemplated hereby relating to Purchaser and its Affiliates, or the provision of services under the Transition Services Agreement. Notwithstanding the foregoing, nothing herein shall prohibit Seller from retaining information related to the Business, the Purchased Assets and the Assumed Liabilities in accordance with its document retention policies. If this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement shall continue in full force and effect.

          (b) Public Announcements. Except as stated in Section 5.5(c) or this Section 5.5(b), each Party will not, and each party will cause each of its Representatives and Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated hereby without the prior written approval of Purchaser and Seller (which, after Closing, will not be unreasonably withheld, conditioned or delayed). Seller and Purchaser will cooperate with each other in issuing, promptly after Closing, a joint press release that announces the Acquisition.

          (c) Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.5 will prevent any of the following at any time:

(i)

a Party or any of its Representatives or Affiliates disclosing any information to the extent required under applicable Law or under the rules and regulations of any national securities exchange (to the extent such party or any of its Affiliates has any of its securities traded or listed thereon);

(ii)	before Closing, Seller informing other potential acquirers of the Purchased Assets that a definitive agreement has been entered into, without identifying Purchaser or any of its Affiliates;

(iii)	before Closing, Seller communicating with any of its suppliers or customers on a need to know basis regarding this Agreement and the Acquisition; or

(iv)

a party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliates’ financial statements or Tax Returns or (B) to the extent reasonably necessary to enforce or comply with this Agreement, including its obligation to take steps to satisfy closing conditions set forth in Article 6.

     5.6 Further Assurances. Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other actions as Purchaser or its counsel may reasonably request in order to (a) confirm or evidence the transfer to Purchaser of the Purchased Assets, and (b) to put Purchaser in possession of, and to vest in Purchaser, good and valid title to the Purchased Assets in accordance with this Agreement. Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller or its counsel may reasonably request in order to assume all of the Assumed Liabilities and to consummate the Acquisition in accordance with this Agreement.

     5.7 Taxes and Tax Returns. Seller shall file all Tax Returns with respect to the Purchased Assets required to be filed by it for all taxable periods ending on or before the Closing Date and shall pay all Taxes with respect to the Business and the Purchased Assets for Pre-Closing Tax Periods. All property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Date based upon the relative number of days in the Tax period.

     5.8 Trade Names. Purchaser shall not use, or permit any of its Affiliates to use, and shall not license or permit any third party to use, the Business Names, or any names or logos confusingly similar thereto or any translations or derivatives thereof in any manner anywhere in the world after Closing, other than as permitted in accordance with the Trademark License.

     5.9 Wrong Pockets. Seller shall, or shall cause its applicable Affiliates to, promptly, but in any event within 5 business days of receipt by Seller, pay or deliver to Purchaser any monies or checks that have been sent to Seller or any of its Affiliates after the Closing to the extent that they are in respect of the Purchased Assets. Purchaser shall, or shall cause its applicable Affiliates to, promptly, but in any event within 5 business days of receipt by Seller, pay or deliver to Seller any monies or checks that have been sent to Purchaser or any of its Affiliates after the Closing to the extent that they are not in respect of the Purchased Assets and to the extent they are in respect of the businesses of Seller or its Affiliates.

5.10 Restrictive Covenants.

          (a) Non-Compete. Seller hereby agrees that from and after the Closing Date and continuing for three years from the Closing Date (the “Restricted Period”), it shall not and shall cause its Affiliates (including SunOpta Inc. and its Subsidiaries) not to, directly or indirectly, as an agent, consultant, director, equityholder, manager, co-partner or in any other capacity, own, operate, manage, control, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in North America (the “Territory”) in a business that produces or sells Products (the “Restricted Business”); provided, however, that nothing contained herein shall be construed to prevent Seller or its Affiliates from investing in the equity of any entity so long as Seller is not involved in the business of said entity and Seller and its Affiliates do not own more than five percent of the equity of such entity.

          (b) Interference with Relationships. During the Restricted Period, Seller shall not and shall cause its Affiliates not to, directly or indirectly, as agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of Purchaser, employ, engage, recruit or solicit for employment or engagement, any Transferred Employee employed or engaged by Purchaser in connection with the Business. Nothing contained herein shall preclude the solicitation or hiring of any Transferred Employee who: (i) responds to a general solicitation of employment not targeted specifically at Purchaser or its employees; (ii) is referred to Seller or its Affiliates by search firms, employment agencies, or other similar entities; or (iii) has not been employed by Purchaser for the 30 days prior to the date of such solicitation or hiring.

          (c) Tradin Organic. Notwithstanding the foregoing, with respect to Seller’s Affiliates (i) Tradin Organics USA, LLC and (ii) The Organic Corporation B.V. and its Subsidiaries ((i) and (ii) collectively, “Tradin Organic”), the definition of “Restricted Business” with respect to the covenants contained in this Section 5.10 shall be limited to the sale of organic and non-genetically modified corn, cracked corn, soybeans, soybean bits and soybean meal and, for the avoidance of doubt, other than with respect to the sale of such products in the Territory, the continued conduct of Tradin Organic’s business as currently conducted and currently proposed to be conducted will not be subject to or a violation of the provisions of Section 5.10(a).

          (d) Notwithstanding anything to the contrary in this Section 5.10, Seller or any of its Affiliates may acquire (whether by acquisition of assets, merger or otherwise) an interest in any Person for whom revenues from any Restricted Business represented an amount no more than 25% of such entity’s aggregate revenues during such entity’s last fiscal year (a “Relevant Acquisition”) if (i) its primary purpose in making such Relevant Acquisition is not to exploit for profit the Restricted Business, and (ii) Seller or such Affiliate of Seller (A) offers to sell the entity or portion thereof whose business constituted the Restricted Business to Purchaser on mutually acceptable terms, and if Purchaser and Seller are not able to agree on mutually acceptable terms within ten Business Days of such offer, then (B) uses its good faith, reasonable best efforts to dispose of the entity or portion thereof whose business constituted the Restricted Business within 12 months after the consummation of such Relevant Acquisition, irrespective of whether such disposition is ultimately consummated. Notwithstanding the foregoing and anything herein to the contrary, this Section 5.10 shall not apply in connection with, and following, a Seller Change of Control.

          (e) Enforceability; Blue Pencil. Each of Seller and Purchaser recognizes that the territorial, time and scope limitations set forth in this Section 5.10 are reasonable and are properly required for the protection of Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Business. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser and Seller agree, and each of them submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

     5.11 Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives. Notwithstanding the foregoing, the Seller shall pay, when due, all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (the “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement, and Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     5.12 Third Party Consents. To the extent that Seller does not obtain any required third-party consents set forth on Schedule 3.4 prior to the Closing, Seller shall reasonably cooperate with Purchaser for a period not to exceed one year to the extent requested by Purchaser to make or obtain (or cause to be made or obtained) as promptly as practicable all such consents. Seller shall not be obligated to make any payment to obtain any such consents. Purchaser acknowledges and agrees that (i) certain consents may be necessary from parties to Assumed Contracts in connection with the transactions contemplated herein in order not to constitute a breach or violation of or a default under, conflict with or give rise to or create any right or obligation under, such Assumed Contracts, which consents have not been obtained and may not be obtained prior to Closing; and (ii) except to the extent expressly stated in Article 3, Seller has not made (and no Person on behalf of Seller has made) any representation or warranty or similar assurance regarding the need for or desirability of any consent or approval by, notification to or filing with any Person. The Parties shall not willfully take any action with the purpose of delaying, impairing or impeding the receipt of any required consents, authorizations and approvals. Purchaser agrees that, except as otherwise expressly provided in Section 2.9, Article 6 or this Section 5.12 (or as a result of a breach of any representation or warranty in Article 3), Seller will not have any obligation whatsoever to Purchaser or any of its Affiliates arising out of, relating to or resulting from the failure to obtain any consent (provided that Seller has performed its obligations hereunder).

     5.13 Allocation of Purchase Price. As promptly as practicable, but in no event later than 60 days following the determination of the Final Purchase Price, Purchaser shall prepare and deliver to Seller a statement allocating the Final Purchase Price and Assumed Liabilities (and all other capitalized costs) among the Purchased Assets (the “Allocation Statement”), in accordance with Section 1060 of the Code, the regulations promulgated thereunder, and the methodology set forth on Schedule 5.13. The Allocation Statement will become final and binding 30 days after Purchaser provides the Allocation Statement to Seller, unless Seller objects in good faith that the Allocation Statement is unreasonable. In that case, the parties will attempt in good faith to agree upon the Allocation Statement. Neither Party, nor any of their respective Affiliates, shall take any position (whether in financial statements, audits, Tax Returns or otherwise) which is inconsistent with the final Allocation Statement, as determined pursuant to this Section 5.13, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. If the parties cannot agree on the Allocation Statement within 30 days after Purchaser delivers any objection, then (i) Purchaser and Seller may each use a different purchase price allocation, provided that it must be consistent with Schedule 5.13, (ii) each of Purchaser and Seller shall use (and cause its Affiliates to use) their respective purchase price allocation in connection with the preparation and filing of all Tax Returns, and (iii) provided that the allocation is consistent with Schedule 5.13, Purchaser shall have no Liability to Seller, and Seller shall have no Liability to Purchaser, for any additional Taxes that may be imposed by any Governmental Authority to the extent that such Tax arises solely as a result of the inconsistencies between the separately used purchase price allocations. The foregoing notwithstanding, on the Closing Date the Seller shall pay the deed tax/transfer tax payable in connection with the delivery and recording of the deeds transferring each parcel of Acquired Real Property utilizing the most recently available appraised value of each such parcel utilized by the States of Minnesota or Iowa, as applicable, as the consideration for the transfer of that parcel. This valuation is for convenience of the parties only and shall have no impact upon the allocation of the Final Purchase Price to each such parcel. If the allocation of the Final Purchase Price to any such parcel is greater than the applicable tax appraised value utilized to calculate the deed tax/transfer tax, then Seller shall pay all amounts of deed tax/transfer tax due and payable based upon such increased consideration for such parcel of the Acquired Real Property within five (5) Business Days after the Allocation Statement becomes final and binding.

     5.14 Tax Clearance Certificates. If requested by Purchaser, following the Closing, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Purchaser to any Taxes of Seller. If any such taxing authority asserts that Seller is liable for any Tax, Seller shall either (a) promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied or (b) contest the assertion that Seller is liable for such Tax.

     5.15 Employee Matters.

          (a) Prior to March 7, 2019, Purchaser shall, or shall have caused one of its Affiliates to, make offers of employment, to be effective as of March 8, 2019 (the “Employment Transition Date”), to each Business Employee listed on Schedule 3.16(a) who remains employed by Seller as of immediately prior to the Employment Transition Date. Each Business Employee who accepts such offer of employment from Purchaser or any of its Affiliates, and who has reasonably satisfactory results from the agreed post-offer employment screening process set forth on Schedule 5.15(a), is referred to herein as a “Transferred Employee.” The offers made to the Business Employees will provide that the Business Employees will be provided with the same compensation and bonus opportunities, and benefits that are substantially similar in the aggregate, in each case to those in effect immediately prior to the Closing.

          (b) Purchaser and Seller shall each take all actions necessary to provide that each Transferred Employee who so elects may make a rollover of his or her account balances under Seller’s tax-qualified defined contribution plan (including any promissory notes evidencing outstanding loan balances under such plans) to Purchaser or its Affiliate’s 401(k) Plan, and Purchaser shall cause such plans to accept such rollovers. Seller shall provide to Transferred Employees all notices to obtain continued health coverage required under Code Section 4980B.

          (c) Purchaser shall, or shall cause its Affiliates to, credit service accrued by Transferred Employees with Seller or its Affiliates as of the Employment Transition Date (i) for eligibility and vesting purposes under all benefit plans, programs, policies and arrangements (including benefits under any defined contribution retirement, medical, dental, life insurance, vacation, seniority payment or severance plans, programs or policies, but excluding for vesting purposes under equity-based arrangements) of Purchaser and its Affiliates, and (ii) for future benefit accrual purposes under all applicable vacation and paid time off policies and for purposes of determining the amount of benefits payable under any applicable severance pay plans, programs, policies and arrangements; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.

          (d) The provisions of this Section 5.15 are solely for the benefit of the Parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose. Nothing in this Section 5.15 shall be construed to (i) limit the right of Purchaser or any of its Affiliates to amend or terminate any employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Purchaser or any of its Affiliates to retain the employment of any particular Business Employee for any fixed period of time following the Closing Date.

     5.16 Post-Closing Access. Throughout the seven year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s Representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party, and to the personnel responsible for preparing and maintaining such books and records and, with respect to Purchaser, to the personnel responsible for conducting the Business, in each case to the extent necessary or reasonably desirable to (i) prepare or audit financial statements, (ii) prepare or file Tax Returns or (iii) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (b) permit such requesting Party and such requesting Party’s Representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense.

5.17 Financing.

          (a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the financing necessary to consummate the transactions contemplated hereby, including payment of the Final Purchase Price, including by using its reasonable best efforts to, at or prior to Closing, negotiate and enter into any definitive agreements with respect to such financing. Without limiting the foregoing, Purchaser shall keep Seller reasonably informed on a reasonably current basis in reasonable detail of the material developments concerning the status of its efforts to arrange the financing.

          (b) Prior to the Closing or the date on which this Agreement is terminated in accordance with Article 7, Seller shall use commercially reasonable efforts to cause its officers, employees and advisors to cooperate, at Purchaser’s expense, as customary in connection with the arrangement of the financing contemplated by Purchaser’s committed borrowing facility or any alternative financing for the transactions contemplated by this Agreement as may be reasonably requested by Purchaser.

          (c) Nothing in Section 5.17(b) will require such cooperation to the extent that it would: (i) unreasonably disrupt or interfere with the business or operations of Seller or any of its Affiliates; (ii) require Seller or any of its Affiliates to pay any fees, incur or reimburse any out-of-pocket costs or expenses or other Liability, or make any payment in connection with any financing; (iii) require Seller or any of its Affiliates to enter into any Contract, or agree to any change or modification of any Contract; (iv) violate the terms of any organizational documents of Seller or any of its Affiliates, violate applicable Law or result in the contravention of, or that would reasonably be expected to result in, a violation or breach of, or default under, any Contract to which any Seller or any of its Affiliates is a party; (v) reasonably be expected to cause any representation or warranty in this Agreement to be breached by Seller; or (vi) reasonably be expected to cause Seller or any of its Affiliates or any of their respective directors, officers or employees or stockholders to incur any personal Liability.

          (d) Purchaser shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) paid by Seller or any of its Affiliates or their respective representatives in connection with the financing or any of Seller’s obligations under this Section 5.17. Purchaser will indemnify and hold harmless Seller, its Affiliates, and its directors, officers, employees or stockholders from and against any and all Losses of any type actually suffered or incurred by any such Person in connection with or arising out of any action taken, or cooperation provided, by such Person or any of its representatives pursuant to this Section 5.17, at the request of Purchaser pursuant to this Section 5.17 or the provision of information utilized in connection therewith; in each case, except to the extent that any such Losses arise from the gross negligence or willful misconduct of Seller or any of its Affiliates, officers, employees and other representatives.

          (e) Notwithstanding anything to the contrary in this Agreement, the receipt of the information or assistance required under Section 5.17(b) is not a condition to Purchaser’s obligation to effect the Closing and non-compliance or non-performance by Seller or breach by Seller of its obligations under Section 5.17(b) will not constitute a breach of the condition set forth in Section 6.2(b) as it relates to Seller. Neither Seller nor any of its Affiliates shall have liability to Purchaser in respect of any information, data or cooperation provided pursuant to this Section 5.17 except as expressly provided in this Agreement.

     5.18 R&W Insurance Policy. Purchaser will, on the date hereof, enter into a binder agreement for a policy of representation and warranty insurance (the “R&W Insurance Policy”) (including the form of the R&W Insurance Policy), in the form previously provided to Seller, reflecting the date hereof as the R&W Insurance Policy inception date. Purchaser shall take any other action reasonably necessary at or before the Closing to make the R&W Insurance Policy effective. Purchaser agrees that the R&W Insurance Policy, in the form provided to Seller prior to the date hereof, shall not be assigned, modified, amended or waived in any respect in a manner that has any adverse effect on Seller, without the prior written consent of Seller.

     5.19 Title.

           (a) Purchaser has engaged Old Republic National Title Company (the “Title Insurer”) to investigate the condition of the title of the Real Property, to close the transactions contemplated in this Agreement (pursuant to Section 2.7 and otherwise) and to provide policies of title insurance for Purchaser and Purchaser’s lender. The parties covenant and agree to cooperate with Title Insurer’s requirements for closing and to each pay one half of Title Insurer’s commercially reasonable closing fee. Seller shall be responsible for Title Insurer’s search and commitment fees and costs (and opinion fees, if necessary for the parcel in Cresco, IA) and Purchaser shall be responsible for the premiums for all policies of title insurance to be obtained and the cost of any endorsements thereto.

           (b) Seller may, but shall not be required to, cure any of Purchaser’s objections (“Objections”) to the condition of the title (including survey issues) to each parcel of Real Property, as set forth in Purchaser’s title objections delivered to Seller prior to the date of this Agreement. If Seller fails to cure any such Objection prior to Closing, then, at Purchaser’s sole option: (i) if the remaining Objections are monetary liens securing financial obligations of Seller, Purchaser may cure the remaining Objections on or before the Closing Date and credit its costs of cure against the Purchase Price at Closing; (ii) if Title Insurer can “insure over” such Objection, then Title Insurer shall provide the applicable endorsement at Seller’s cost; or (iii) Purchaser may waive its remaining Objection(s).

     5.20 Casualty. If, prior to the Closing Date, all or any parcel of the Real Property is damaged by fire, casualty, the elements or any other cause, Seller shall assign to Purchaser, on the Closing Date, all of Seller’s right, title and interest in all insurance proceeds applicable to such damages.

     5.21 Environmental Matters. Prior to Closing, Purchaser may apply to the Minnesota Pollution Control Agency for a determination under Minnesota Statutes Section 115B.178 concerning the Release at the Real Property located in Blooming Prairie, Minnesota. In no event shall Purchaser have any rights to terminate this Agreement or delay Closing on account of this Section 5.21 or Purchaser’s discussions with the Minnesota Pollution Control Agency.

ARTICLE 6. CONDITIONS PRECEDENT

     6.1 Mutual Conditions. The obligations of each Party to effect Closing and consummate the Acquisition are subject to the satisfaction on or prior to Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a written instrument executed and delivered by the Party being benefited thereby:

          (a) Consents. Purchaser and Seller shall have procured any consents to the Acquisition by (i) Governmental Authorities as set forth on Schedule 6.1(a)(i) and (ii) consents related to other third parties as set forth on Schedule 6.1(a)(ii).

          (b) No Orders. No Governmental Authority shall have enacted, issued, threatened, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Acquisition or the other transactions contemplated hereby illegal or otherwise prohibiting or restricting the consummation of such transactions.

     6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect Closing and consummate the Acquisition are subject to the satisfaction on or prior to Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a written instrument executed and delivered by Purchaser:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Material Adverse Effect (provided, that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect other than those set forth in Section 3.18 and Section 3.19).

          (b) Covenants. Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by Seller on or prior to the Closing Date.

          (c) Certificate. Purchaser shall have received a certificate signed by a duly authorized officer of Seller certifying the items in Sections 6.2(a) and (b).

          (d) Material Adverse Effect. Between the date hereof and the Closing Date, there shall be no Material Adverse Effect.

          (e) Closing Deliverables. Purchaser shall have received all documents, certificates and instruments required to be delivered pursuant to Section 2.7(b) ..

     6.3 Conditions to Obligations of Seller. The obligations of Seller to effect Closing and consummate the Acquisition are subject to the satisfaction on or prior to Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a written instrument executed and delivered by Seller:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement (provided, that for the purposes of the foregoing clause, qualifications as to materiality contained in such representations and warranties shall not be given effect).

          (b) Covenants. Purchaser shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

          (c) Certificate. Seller shall have received a certificate signed by an authorized officer of Purchaser certifying the items in Sections 6.3(a) and (b).

          (d) Representation and Warranty Insurance. Purchaser shall have provided evidence to Seller of Purchaser’s binding and finalization of the R&W Insurance Policy in the form previously provided to Seller.

          (e) Closing Deliverables. Seller shall have received all documents, certificates and instruments required to be delivered pursuant to Section 2.7(a).

     6.4 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely, either as a basis for not consummating Closing or terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby.

ARTICLE 7. TERMINATION

     7.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a)	by the written agreement of Purchaser and Seller;

(b)	by either Purchaser or Seller upon written notice to the other:

(i)

if Closing shall not have occurred on or prior to February 28, 2019 (the “End Date”), unless the failure to consummate Closing is the result of a breach of this Agreement by the Party seeking to terminate this Agreement; or

(ii)

if any Governmental Authority issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting Closing and such Order or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Order or action and shall not be in material violation of this Agreement;

          (c) by Purchaser upon written notice to Seller if there has been a breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement such that the conditions in Section 6.2(a) or 6.2(b), as applicable, will not be satisfied; provided, however, that if such breach is curable and can reasonably be expected to be cured by the End Date, then the right to terminate pursuant to this Section 7.1(c) shall be suspended so long as reasonable, good faith efforts are being exerted to effect a cure; or

          (d) by Seller by written notice to Purchaser if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement such that the conditions in Section 6.3(a) or 6.3(b) will not be satisfied; provided, however, that if such breach is curable and can reasonably be expected to be cured by the End Date, then the right to terminate pursuant to this Section 7.1(d) shall be suspended so long as reasonable, good faith efforts are being exerted to effect a cure.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and there shall be no further obligation on the part of Purchaser or Seller (except as set forth in Section 5.5 (Confidentiality; Publicity), Section 5.11 (Expenses), Article 7 (Termination) and Article 9 (Miscellaneous), all of which shall survive the termination); provided, however, that nothing herein shall relieve any Party hereto from Liability for its willful breach of this Agreement.

ARTICLE 8. INDEMNIFICATION

     8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect for a period of 12 months after the Closing Date; provided that (i) the representations in Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to this Agreement), Section 3.8(a) (Assets) and Section 3.12 (No Broker) (collectively, the “Fundamental Representations”) shall survive for a period of six years. No claim arising out of or related to a breach of a representation or warranty under this Agreement shall be asserted by any Indemnitee after the expiration of the applicable time period, if any, unless notice of such claim or action is given to the Indemnitor prior to the expiration of such applicable time period as provided herein. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms.

     8.2 Indemnification by Seller.

          (a) Subject to the limitations hereinafter set forth, Seller agrees to indemnify Purchaser and its officers, directors, employees, Affiliates, agents and representatives (each a “Purchaser Indemnified Party”) against and hold them harmless to the extent of any Losses resulting from:

(i)	any breach of any representation or warranty of Seller contained herein, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications;

(ii)	any breach of any covenant or agreement of Seller contained herein;

(iii)	any Excluded Liability or Excluded Asset; and

(iv)	the matters identified in Schedule 8.2(a)(iv).

          (b) In the case of claims for indemnification against Seller for Losses pursuant to Section 8.2(a)(i), such Losses shall be satisfied or pursued in accordance with the following: (i) Purchaser will bear the burden of all such Losses up to the Retention Amount, and (ii) any such Losses in the aggregate that are in excess of the Retention Amount will be pursued by the Purchaser Indemnified Parties solely from the R&W Insurance Policy. Seller will have no liability for any such Losses covered by this Section 8.2(b) other than as set forth in Section 8.2(c).

          (c) Notwithstanding Section 8.2(b)(ii), in the case of claims for indemnification against Seller for Losses related to breaches of Fundamental Representations, such Losses shall be recoverable from the Seller directly to the extent that such Losses, in aggregate with all other Losses related to Section 8.2(a)(i), exceed $6,500,000.

          (d) In the case of claims for indemnification against Seller for Losses pursuant to Sections 8.2(a)(ii), (iii) and (iv), such Losses shall be satisfied directly by Seller; provided, however, that to the extent that any such Loss also represents a breach of a representation or warranty of Seller, such Loss shall be subject to Section 8.2(b) and not this Section 8.2(d).

          (e) If any insurance proceeds are actually received by Purchaser Indemnified Parties from any third party with respect to a Loss indemnifiable pursuant to Section 8.2(a), such amount received shall reduce the amount of the Loss for which Seller is responsible. If payment has already been made by Seller to the Purchaser Indemnified Parties with respect to the Loss, then the amount of the insurance proceeds received which applies to the Loss (net of any costs of collecting such insurance proceeds or increases in premiums related to such claims) shall be promptly paid to Seller. The Purchaser Indemnified Parties shall use commercially reasonable efforts to collect amounts available under any insurance coverage, but the collection of insurance amounts shall not be a condition to, or a limitation on (other than with respect to the amount of Losses, with respect to which insurance coverage will be a limitation), indemnification rights hereunder.

          (f) Each Purchaser Indemnified Party shall use commercially reasonable efforts to mitigate any Loss subject to indemnification under Section 8.2(a); provided that (i) the reasonable costs of such mitigation shall be included in the Loss subject to such indemnification and (ii) the obligations under this Section 8.2(f) shall not be a condition to, or a limitation on (other than with respect to the amount of Losses, with respect to which failure to mitigate will be a limitation), indemnification rights under this Agreement.

          (g) Any liability for indemnification under this Section 8.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. The Purchaser Indemnified Parties shall not be entitled to be indemnified pursuant to this Article 8 for the amount of any current liability included in the calculation of Working Capital.

          (h) The aggregate liability of Seller for any Losses with respect to the matters set forth in this Section 8.2 will not exceed an amount equal to the Final Purchase Price.

8.3 Indemnification by Purchaser.

          (a) Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify Seller and its Affiliates, officers, directors, employees, agents and representatives (each a “Seller Indemnified Party”) against and hold them harmless from all Losses resulting from:

(i)

any breach of any representation or warranty of Purchaser contained herein, in each case without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications;

(ii)	any breach of any covenant or agreement of Purchaser contained herein; and

(iii)	any Assumed Liability or Purchased Asset after the Closing Date.

          (b) The aggregate liability of Purchaser for any Losses with respect to the matters set forth in this Section 8.3 will not exceed an amount equal to the Final Purchase Price.

          (c) If any insurance proceeds are actually received by Seller Indemnified Parties from any third party with respect to a Loss indemnifiable pursuant to Section 8.3(a), such amount received shall reduce the amount of the Loss for which Purchaser is responsible. If payment has already been made by Purchaser to the Seller Indemnified Parties with respect to the Loss, then the amount of the insurance proceeds received which applies to the Loss (net of any costs of collecting such insurance proceeds or increases in premiums related to such claims) shall be promptly paid to Purchaser. The Seller Indemnified Parties shall use commercially reasonable efforts to collect amounts available under any insurance coverage, but the collection of insurance amounts shall not be a condition to, or a limitation on (other than with respect to the amount of Losses, with respect to which insurance coverage will be a limitation), indemnification rights hereunder.

          (d) Any liability for indemnification under this Section 8.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

8.4 Procedures for Indemnification.

          (a) A party seeking indemnification under this Agreement (the “Indemnitee”) shall give written notice to the party against whom it is requesting indemnification (the “Indemnitor”) of any claim, assertion, event or proceeding as to which such Indemnitee may request indemnification hereunder as soon as is reasonably practicable and in any event within 30 days of the time that such Indemnitee learns of such claim, assertion, event or proceeding and determines that it is reasonably likely to be subject to indemnification hereunder; provided, however, that the failure to so notify the Indemnitor shall not affect rights to indemnification hereunder except to the extent that the Indemnitor is prejudiced by such failure.

          (b) Subject to the procedures set forth in the R&W Insurance Policy with respect to claims pursuant to Section 8.2(a)(i), in respect of any claim, assertion, event or proceeding asserted by any third party (“Third Party Claim”) for which an Indemnitee requests indemnification, Indemnitor shall have the right to direct, through counsel of its own choosing but subject to approval by Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed, the defense or settlement of any such claim or proceeding at its own expense; provided, that Indemnitor may not do so if (i) Indemnitor is also a party to the Third Party Claim and the Indemnitee determines in good faith, upon the advice of its legal counsel, that joint representation would result in a conflict of interest that is inappropriate; (ii) the Third Party Claim seeks remedies other than damages, such as equitable relief, against the Indemnitee; or (iii) Indemnitor fails to provide reasonable assurance to the Indemnitee of Indemnitor’s financial capacity to diligently defend the Third Party Claim and provide indemnification with respect to the Third Party Claim. If Indemnitor elects to assume the defense of any such Third Party Claim, (A) no compromise or settlement of such claims may be effected by the Indemnitor without the consent in writing of the Indemnitee unless (1) there is no finding or admission of any violation of law or of any violation of the rights of any person against the Indemnitee, and (2) the sole relief with respect to Indemnitee is monetary damages that are paid in full by Indemnitor; and (B) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent in writing or in compliance with the foregoing clause (A). Where Indemnitor assumes the defense of a Third Party Claim in accordance with the foregoing, Indemnitor shall consult with the Indemnitee for the purpose of allowing the Indemnitee to participate in such defense, but in such case, so long as Indemnitor continues to diligently defend the Third Party Claim, the expenses of the Indemnitee shall be paid by the Indemnitee. If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall provide Indemnitor and its counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate on a reasonable basis with Indemnitor in the defense or settlement thereof, and Indemnitor shall reimburse Indemnitee for all its reasonable out-of-pocket expenses in connection therewith. If Indemnitor elects to direct the defense of any such claim or proceeding, Indemnitee shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability for which Indemnitor is responsible unless Indemnitor consents in writing to such payment, such consent not to be unreasonably withheld, or unless Indemnitor withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Indemnitor is entered against Indemnitee for such liability. If Indemnitor fails to defend or if, after commencing or undertaking any such defense, Indemnitor fails to prosecute or withdraws from such defense, Indemnitee shall have the right to undertake the defense or settlement thereof, at Indemnitor’s expense. If the Indemnitee assumes the defense of any such claim or proceeding pursuant to this Section 8.4(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give Indemnitor prompt written notice thereof, and Indemnitor shall have the right to participate in the settlement discussions, but Indemnitor may not unreasonably withhold consent to any proposed settlement.

          (c) Commencement of a claim under any of the above methods shall be considered notice of a claim under Section 8.1 hereof, relating to time limits for making claims.

     8.5 R&W Insurance Cooperation. Seller will cooperate with Purchaser, to the extent reasonably requested by Purchaser, as necessary to tender a claim, and deliver a copy of any notice required by the R&W Insurance Policy.

     8.6 Treatment of Indemnity Payments. Unless otherwise required by applicable Law, all payments made by Seller or Purchaser, as the case may be, to or for the benefit of the other Parties pursuant to this Article 8 shall be treated as adjustments to the Final Purchase Price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

     8.7 Remedies Exclusive. From and after the Closing, except for (a) equitable remedies, and (b) in the case of actual fraud (an element of which is intent), the rights of the Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article 8, and such indemnification rights shall be the exclusive remedies of the Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.

     8.8 Waiver of Subrogation. Purchaser hereby waives any subrogation rights that its applicable insurers may have against Seller with respect to any Losses related to this Agreement, other than any subrogation rights arising in the event of Losses resulting from actual fraud (an element of which is intent) on the part of Seller.

ARTICLE 9. GENERAL

     9.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), (c) when emailed, provided there is obtained an electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed, or if an alternative delivery method is concurrently used, or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

If to the Purchaser:

Pipeline Foods, LLC
1250 East Moore Lake Drive, Suite 200
Minneapolis, MN 55432
Attention: Eric Jackson
Email: ejackson@pipelinefoods.com

With a simultaneous copy (which will not constitute notice) to:

Saul Ewing Arnstein & Lehr LLP
33 South Sixth Street
Suite 4750
Minneapolis, Minnesota 55402
Attention: Kermit Nash
Email: kermit.nash@saul.com

If to Seller:

SunOpta Grains and Foods Inc.
7801 Ohms Lane
Suite 600
Edina, Minnesota 55439
Attention: General Counsel
Fax: (952) 939-8106
Email: jill.barnett@sunopta.com

With a simultaneous copy (which will not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Jon Nygren
Email: jon.nygren@faegrebd.com

     9.2 Severability; Parties in Interest. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or intended beneficiary hereof.

     9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

     9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF MINNESOTA.

     9.5 Specific Performance. Each of Seller and Purchaser acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Seller and Purchaser agree that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

     9.6 Consent to Jurisdiction. Each of the Parties submits to the jurisdiction of federal or state courts sitting in Hennepin County, Minnesota in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such Action brought in any such court and any claim that any such Action brought in any court has been brought in an inconvenient forum and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     9.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (C) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

     9.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

     9.9 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.10 Entire Agreement. This Agreement and the other Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

     9.11 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. Any provision hereof may be waived in a writing signed by the Party that could otherwise seek enforcement of the provision being waived. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, be deemed to be a waiver of any other right, power or privilege or the same right, power or privilege on a future occasion, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

     9.12 Schedules. Any matter disclosed on any Schedule referred to herein shall be deemed also to have been disclosed on any other applicable Schedule to the extent such disclosure is readily apparent on the face of such Schedule.

[Signatures appear on next page]

     IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Asset Purchase Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

PIPELINE FOODS, LLC

By:	/s/ Eric Jackson
Name:	Eric Jackson
Title:	Chief Executive Officer

SUNOPTA GRAINS AND FOODS INC.

By:	/s/ Jill Barnett
Name:	Jill Barnett
Title:	Vice President & Corporate Secretary

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT